Exhibit 12

STOCKHOLDERS’ AGREEMENT

by and among

Inversiones Australes Tres Limitada,

a limited liability company organized under the laws of Chile

Stockholder Group I,

(as defined herein)

Stockholder Group II,

(as defined herein)

And

The Other Parties Hereto

Dated as of December 19, 2008

TABLE OF CONTENTS

Page
SECTION 1. Definitions, Interpretation and Effective Date		- 1 -

1.1	Definitions	- 1 -
1.2	Cross References	- 13 -
1.3	Interpretation	- 14 -
1.4	Effective Date	- 14 -

SECTION 2. Business Objectives of the Corporation		- 15 -

2.1	Business of the Corporation	- 15 -
2.2	Operating Plan and Budget	- 15 -
2.3	Non-Competition	- 16 -
2.4	Financial Reporting Obligations	- 18 -
2.5	WM ISD Services and Support Agreement, WM License Agreement, WM Technical Services Agreement, Buying Agency Agreement and the Offering Rights Agreement	- 21 -
2.6	Anti-Corruption Policy and Procedures, Ethics Policy, Trade Law Policy and other WM Directives	- 22 -

SECTION 3. Estatutos of the Corporation		- 22 -

SECTION 4. Governance		- 22 -

4.1	Board	- 22 -
4.2	Chairman and Vice-Chairman	- 25 -
4.3	Management of the Corporation	- 26 -
4.4	Audit Committee and Article 50 Bis Committee	- 28 -
4.5	Meetings and Voting of the Board	- 28 -
4.6	Corporate Decisions	- 30 -
4.7	Stockholders’ Meetings	- 31 -
4.8	Related Party Transactions	- 32 -
4.9	Boards of Directors of Certain Corporation Subsidiaries	- 32 -
4.10	Covenants of the Stockholders	- 32 -

SECTION 5. Transfers		- 34 -

5.1	Restrictions on Transfers	- 34 -
5.2	Right of First Offer	- 35 -

SECTION 6. Defaulting Stockholders		- 36 -

6.1	Events of Default	- 36 -
6.2	Remedies	- 37 -

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SECTION 7. Covenants		- 38 -

7.1	Dividend Policy	- 38 -
7.2	Financing Policy; Specified Refinancing	- 38 -
7.3	Capital Issuances	- 38 -
7.4	Tax Information and Cooperation	- 40 -
7.5	Further Covenants	- 40 -
7.6	Control of Principal Stockholders	- 41 -

SECTION 8. Indemnification; Remedies Cumulative		- 42 -

SECTION 9. Termination.		- 43 -

SECTION 10. Miscellaneous		- 43 -

10.1	Amendment	- 43 -
10.2	Notices	- 43 -
10.3	Governing Law	- 45 -
10.4	Arbitration	- 46 -
10.5	Confidentiality; Publicity	- 48 -
10.6	Currency	- 49 -
10.7	English Language	- 49 -
10.8	Binding Effect	- 49 -
10.9	Counterparts	- 49 -
10.10	Entire Agreement	- 49 -
10.11	Partial Invalidity	- 49 -
10.12	Waiver	- 49 -
10.13	Further Assurances	- 50 -
10.14	No Third Party Beneficiaries	- 50 -
10.15	Survival	- 50 -

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EXHIBITS

Exhibit A	Peru Expansion
Exhibit B	Estatutos of the Corporation
Exhibit C	First Nominations: Board and Chairman and Vice Chairman
Exhibit D	Potential Second Deliberation Matters
Exhibit E	Anti-Corruption Policy and Procedures
Exhibit F	Buying Agency Agreement
Exhibit G	Ethics Policy
Exhibit H	Trade Law Policy
Exhibit I	WM License Agreement
Exhibit J	WM ISD Services and Support Agreement
Exhibit K	WM Technical Services Agreement
Exhibit L	Form of International Country Calendar
Exhibit M	Form of Template for Operating Plan
Exhibit N	Form of Offering Rights Agreement
Exhibit O	Control Person I Power of Attorney
Exhibit P	Control Person II Power of Attorney
Exhibit Q	List of Principal Operating Subsidiaries
Exhibit R	Form of Put Option Agreement

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STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (the “Agreement”) is made this 19th day of December, 2008, by and among WM Sub, Stockholder Group I, each Person of which is Controlled solely by Control Person I, and Stockholder Group II, each Person of which is Controlled solely by Control Person II, and any other Person who becomes a Stockholder (as defined below) and each of the Principal Minority Stakeholders (as defined below).

W I T N E S S E T H:

WHEREAS, WM Sub agreed to purchase Stock of Distribución y Servicio D&S S.A., a corporation organized and existing under the laws of Chile (the “Corporation”) subject to the terms of, and pursuant to the terms of, the Tender Agreement (as defined below) such that after consummation of all transactions contemplated by the Tender Agreement WM Sub would own at least fifty and one hundredth (50.01) percent of the outstanding shares of Stock of the Corporation on a Fully Diluted basis (the “Success Condition”);

WHEREAS, in connection with the Agreement to Tender dated as of the date hereof (as may be amended hereafter, the “Tender Agreement”) by and among WM Sub, and the Principal Stockholders that are parties thereto, the parties hereto are entering into this Agreement to define and protect their mutual expectations following the consummation of the transactions contemplated by the Tender Agreement;

WHEREAS, the parties hereto desire to agree to certain express governance obligations with respect to the Corporation and procedures for certain orderly dispositions of shares of Stock by the Principal Stockholders;

NOW, THEREFORE, in consideration of the premises and of the promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions, Interpretation and Effective Date.

1.1 Definitions.

“Additional SHA Directors” shall mean the number of Directors of the Corporation equal to the total number of Directors of the Corporation minus (a) the sum of the number of Directors WM Sub is authorized to designate for nomination pursuant to Section 4.1(b) and (b) any Public Director Designee.

“Affiliate” of a Person (the “Subject Person”) shall mean (i) a Subsidiary of the Subject Person, (ii) in the case of a Subject Person other than a natural Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, such Subject Person, and (iii) in the case of a Subject Person that is a natural Person, the Family Members of such Person and any other Person that the Subject Person Controls, it being understood that each of the Control Person I Family Members, Control Person II Family Members, Stockholder Group I and Stockholder Group II are Affiliates of the Principal Minority Stakeholders for the purposes of this Agreement.

“Annual Financial Statements” shall mean the Financial Statements for each fiscal year as of and for the twelve month period ended on the fiscal year end, beginning in the calendar year of the Effective Date and from and after the initial closing under the Tender Agreement.

“Anti-Corruption Policy and Procedures” shall mean the anti-corruption policy and the anti-corruption procedures, collectively, in the form of Exhibit E and which will be adopted by the Corporation immediately following the Effective Date and as amended from time to time.

“Applicable Aggregate Percentage” shall mean a fraction expressed as a percentage (a) the numerator of which is equal to the aggregate number of Option Shares owned by the Principal Stockholders, but excluding from such number the sum of the following (i) the Option Shares owned by a Principal Stockholder to the extent any of the following exists or is true at the time any determination is made hereunder or when such percentage may otherwise be determined: such Principal Stockholder (A) is a Defaulting Stockholder, (B) is subject to Bankruptcy or (C) has been subjected to or impacted by a Change of Control after the Effective Date of this Agreement, (ii) any Option Shares owned by any Person included within Stockholder Group I, if Control Person I dies, is subject to Bankruptcy or becomes a Defaulting Stockholder or (iii) any Option Shares owned by any Person included within Stockholder Group II, if Control Person II dies, is subject to Bankruptcy or becomes a Defaulting Stockholder and (b) the denominator of which is equal to all shares of Stock.

“Applicable Aggregate Revenues” shall mean with respect to any Specialty Retail Business, the Net Revenues received by any such Specialty Retail Business, including, without limitation, Net Revenues from advertising, sales of products or services or sales, leases or licenses of tangible or intangible assets, recorded in accordance with Chilean GAAP.

“Bankruptcy” shall mean, with respect to any Person (a) the commencement of a voluntary case concerning itself under any applicable bankruptcy Law (including, without limitation, any Law of any jurisdiction whether now or hereafter in effect relating to such Person and governing reorganization, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation), (b) the commencement of an involuntary case against such Person under any such applicable bankruptcy Law, and to the extent such applicable bankruptcy Law permits such Person to controvert and/or dismiss such case, such case is not controverted by such Person within 30 days after commencement thereof or is not dismissed within 120 days after commencement thereof or (c) a custodian is appointed for, or takes charge of, all or substantially all of the assets of such Person.

“Beneficially Owned” or “Beneficially Own” shall have the meanings given to such terms pursuant to Rule 13d-3 under the Exchange Act.

“Board” shall mean the board of directors of the Corporation.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks located in Santiago, Chile or New York, New York, United States shall be authorized or required by law to close.

“Buying Agency Agreement” shall mean the agreement in substantially the form attached to this Agreement as Exhibit F, as such agreement may be amended from time to time in accordance with its terms.

“Certified English Translation” shall mean, with respect to any certificate, report, notice or other document furnished by any Person in any language other than English, an English translation of such certificate, report, notice or other document certified by an officer of such Person as being a translation that is accurate and complete in all material respects.

“Change of Control” shall mean (a) in the case of Stockholder Group I, that Control Person I shall cease to have sole and exclusive Control, directly or indirectly, of any Person included within Stockholder Group I, (b) in the case of Stockholder Group II, that Control Person II shall cease to have sole and exclusive Control, directly or indirectly, of any Person included within Stockholder Group II, (c) in the case of WM Sub, that WM shall cease to Control, directly or indirectly, the capital stock of WM Sub, (d) in the case of any other Person (or any of its wholly-owned Subsidiary transferees) who becomes a Stockholder, that the Person or group of Persons designated and notified in writing by the Stockholders (other than the Stockholders who are Transferring Stock to such first mentioned Person) prior to such first mentioned Person becoming a Stockholder ceases or cease to Control such first mentioned Person or any of its wholly-owned Subsidiary transferees, and/or (e) the exercise of the power to direct or cause the direction or the manner and policies of any Person included within Stockholder Group I or Stockholder Group II by contract or other understanding, where such exercise of such power impairs WM from exercising its rights under this Agreement or impairs the Board or the Corporation from implementing the Budget or any WM Directive.

“Chilean GAAP” shall mean Chilean generally accepted accounting principles.

“Chilean GAAS” shall mean Chilean generally accepted auditing standards.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall mean all information furnished to any party hereto by or on behalf of any other party hereto, but does not include any such information that (a) is or becomes generally available to the public or (b) is or becomes available from a Person not a party to this Agreement, other than as a result of a breach by such Person of any obligation owed to the party which provided such information to such Person.

“Control” (including, with the correlative meaning, the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Affiliate” shall mean, with respect to any Person or group of Persons, another Person Controlled by such Person or group of Persons.

“Control Person I” shall mean Nicolás Ibáñez Scott.

“Control Person II” shall mean Felipe Ibáñez Scott.

“Control Person I Family Members” shall mean each of the Family Members of Control Person I or any of their respective Family Members.

“Control Person II Family Members” shall mean each of the Family Members of Control Person II or any of their respective Family Members.

“Corporation Code of Business Conduct” shall mean the code of conduct that shall be adopted by the Board immediately after the Effective Date, as amended from time to time.

“Director” shall mean, in each case, a member of the Board.

“Disclosure Controls and Procedures” shall have the meaning set forth in Rule 13(a)-15(e) of the Exchange Act.

“Estatutos of the Corporation” shall mean the articles of incorporation of the Corporation.

“Ethics Policy” shall mean the ethics policy in the form of Exhibit G and that shall be adopted by the Corporation immediately following the Effective Date, as amended from time to time.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant thereto.

“Excluded Activities” shall mean

(1) ownership or other economic interests in a specialty or boutique retail business that offers primarily specialty retail products, such as, by way of example and not limitation, a flower retailer, wine retailer or boutique apparel retailer (“Specialty Retail Business”); provided, however, that the annual Applicable Aggregate Revenues of any such Specialty Retail Business, when aggregated with annual Applicable Revenues of all other Related Specialty Businesses, shall not exceed Forty Million Dollars (US$40,000,000);

(2) non-retail real estate development activities (which may include ancillary retail activities connected to a non-retail real estate project, but only to the extent such ancillary retail activities are not a significant component of such project);

(3) non-consumer financial services;

(4) Passive Ownership involving less than three (3) percent ownership of the outstanding securities of a publicly traded company or Passive Ownership as a minority equityholder in alternative investment vehicles, including private equity funds and hedge funds which are not retail sector focused but may hold interests in businesses competitive with the Business;

(5) to the extent any Control Person I Family Member or any Control Person II Family Member is subject to this clause, personal employment or personal consulting or other services; provided, that no such employment, consulting or other services may be provided to Falabella, Cencosud or other similar multi-format, large-scale diversified retailer competing directly with the Corporation in the Territory; and provided, further, that no Confidential Information may, in any event, be used in the context of such employment, consulting or other services;

(6) the existing activities set forth in Schedule 2.3(a) and such other activities as may be added to Schedule 2.3(a) upon written approval by WM Sub from time to time, which approval will not be unreasonably denied, after receipt from Principal Stockholders of a written request for such modification provided such request contains a reasonably detailed description of the proposed activity sufficient to permit WM Sub to make an informed judgment as to the present, potential or future competitive nature of the activity;

(7) business activity that is incidental to a business activity under clauses (1)-(4) and (6) above; provided that Net Revenues derived from any activity incidental to the retailing activities in clause (1) above shall be included in the Net Revenues of such retail business for purpose of the Applicable Aggregate Revenue; and

(8) to the extent the Board determines in accordance with the terms of this Agreement to expand the Territory to include any additional country or region other than Chile, any business activity engaged in by a Principal Stockholder or its Affiliate in such additional country or region that exists at the initiation of the Corporation’s activities in such additional country or region; provided, that, such Principal Stockholder or Affiliate undertakes to make a determination, in its sole discretion, and provide notice to the Board, as to whether such Principal Stockholder or Affiliate will consider a merger, combination, integration into or purchase of such business by the Corporation on arms’ length terms.

“Family Members” shall mean with respect to any natural Person, such natural Person’s spouse, lineal descendants, estates or heirs.

“Finally Determined” shall mean either a final settlement of a Dispute (a) by arbitration pursuant to Section 10.4 or (b) by mutual agreement of the Stockholders involved in such Dispute.

“Financial Reporting Package” shall mean the “U.S. GAAP Reporting Package” which each Subsidiary of WM organized outside of the United States is required to prepare on a monthly basis.

“Financial Statements” shall mean the consolidated balance sheet of the Corporation and its Subsidiaries and the related consolidated statements of operations, changes in stockholders’ equity and cash flows of the Corporation and its Subsidiaries.

“Fitch” shall mean Fitch, Inc., and its successors in interest.

“Fully Diluted” shall mean the issued and outstanding capital stock of a Person, including all shares of capital stock held in treasury subject to the exercise of outstanding or future options or rights in accordance with the terms thereof.

“Governmental Body” shall mean any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national organization or body; (e) the Santiago Stock Exchange, the New York Stock Exchange and Latibex; or (f) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Internal Control Over Financial Reporting” shall have the meaning set forth in Rule 13a-15(f) of the Exchange Act.

“International Trade Laws” shall mean any Requirement of Law governing the following types of international business transactions or activities: (1) trans-border shipment or transfer of goods, software, technology or services (as regulated by applicable export and import/customs Laws); (2) transactions or activities with, in or involving countries, entities or individuals subject to multilateral or unilateral economic sanctions programs (such as the U.N. sanctions against Iran and the U.S. economic sanctions programs administered by the Treasury Department’s Office of Foreign Assets Control); (3) transactions or activities implicating applicable anti-corruption or anti-bribery Laws (such as the U.S. Foreign Corrupt Practices Act of 1977, as amended); (4) transactions or activities implicating applicable anti-boycott Laws (such as the U.S. Restrictive Trade Practices or Boycotts regulations); and (5) transactions or activities implicating applicable anti-money laundering Laws (such as the anti-money laundering provisions of the USA PATRIOT Act).

“Law” shall mean any foreign, federal, national, provincial, state, county and local laws (including, without limitation to the extent related to, financial reporting requirements), including any constitution, treaty, convention, statutes, judicial or arbitral decision or judgment, regulations, rules, decree, order, guideline, interpretation, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to financial reporting requirements, anti-corruption laws, the International Trade Law (including anti-corruption laws), audit controls and stock exchange rules) or common law.

“Liquidity Put” shall have the meaning provided for in the Put Option Agreement.

“Management Letter” shall mean the certifications to be made by the Corporation’s executive officers in connection with Quarterly Financial Statements and Annual Financial Statements to the extent contemplated by WM Reporting Requirements.

“Monthly Financial Statements” shall mean the Financial Statements for each month beginning in the month of the Effective Date and from and after the Effective Date, and shall include a bi-weekly forecast and a monthly capital expenditures report.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereof.

“Net Profits” shall mean the annual consolidated net income of the Corporation under generally accepted accounting principals as applied to companies organized and operating under the Laws of Chile.

“Net Revenues” shall mean net revenues as determined under Chilean GAAP as in effect on the date of determination.

“Option Shares” shall mean, as determined from time to time hereunder,

(a) if after the completion of the Tender Offer, the Optionors Beneficially Own in the aggregate, directly or indirectly, at least forty percent (40%) of the Stock, the sum of (i) shares of Stock of the Company Beneficially Owned, directly or indirectly, by an Optionor upon completion of the Tender Offer, plus (ii) the aggregate number of shares of Stock acquired after the date of this Agreement constituting Specified Capital Increase Shares, minus (iii) the aggregate number of shares of Stock sold after the date of this Agreement constituting Specified Transfers; and

(b) if after completion of the Tender Offer, the Optionors Beneficially Own in the aggregate, directly or indirectly, less than forty percent (40%) of the Stock, the sum of: (i) shares of Stock of the Company Beneficially Owned, directly or indirectly, by an Optionor upon completion of the Tender Offer, plus (ii) shares of Stock acquired after the date of this Agreement constituting Qualified 40% Purchase Shares, plus (iii) the aggregate number of Shares of Stock acquired after the date of this Agreement constituting Specified Capital Increase Shares, minus (iv) the aggregate number of shares of Stock sold after the date of this Agreement constituting Specified Transfers.

For the avoidance of doubt, (A) Option Shares exclude shares of Stock purchased after the date of this Agreement other than pursuant to clauses (a)(ii) or (b)(ii) and (b)(iii) in the preceding sentence and (B) if an Optionor sells shares of Stock after the date hereof, any shares of Stock subscribed for in subsequent capital increases shall only be included in “Option Shares” to the extent subscribed for as Specified Capital Increase Shares.

“Optionee Event of Default” shall have the meaning set forth in the Put Option Agreement.

“Optionor” shall mean each of Control Person I or Control Person II.

“Optionor Event of Default” shall have the meaning set forth in the Put Option Agreement.

“Owner” shall mean, in the case of any Stockholder, each of the Stockholder’s direct and indirect owners (including any person to whom ownership of an interest in the Corporation is attributed under relevant ownership attribution rules in the Code or the regulations thereunder).

“Passive Ownership” shall mean a Person who has an ownership interest in another Person, but only to the extent such Person neither has any Control over such other Person nor any right, authority, power or ability to influence in any material manner the direction of the management and policies of such other Person.

“Permissible Open Market Sales” shall mean sales of Stock representing less than 3% of the Stock of the Corporation in any single transaction or series of transactions at market prices in the open market over a period of one year in compliance with all applicable Requirements of Law that are effected by each of (a) all Persons included within Stockholder Group I, on the one hand or (b) all Persons included within Stockholder Group II, on the other hand.

“Person” shall mean any individual, partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

“Potential Second Deliberation Matter” shall mean the matters set forth on Exhibit D hereto.

“Principal Operating Subsidiaries” shall mean those Persons listed on Exhibit Q hereto.

“Principal Minority Stakeholders” shall mean collectively, Control Person I and Control Person II.

“Principal Stockholders” shall mean collectively Stockholder Group I, Stockholder Group II and the Principal Minority Stakeholders.

“Public Director Designee” shall mean a Person that is nominated and/or elected to serve on the Board by means of a vote by stockholders of the Corporation, excluding the vote of WM Sub, the Principal Stockholders and each of their respective Affiliates.

“Put Option Agreement” shall mean the Put Option Agreement in the form attached hereto as Exhibit R to be executed and delivered on the Effective Date, by and among WM Sub, Control Person I, Control Person II, Stockholder Group I and Stockholder Group II.

“Qualified Arbitrator” shall mean (a) an attorney licensed to practice law with at least ten years experience in handling complex international merger and acquisition and/or corporate transactions or commercial disputes; (b) a Certified Public Accountant with at least ten years experience with an internationally recognized public accounting firm or Fortune 500 corporation in handling complex international merger and acquisition and/or corporate transactions; or (c) an investment banker or senior corporate officer of a public company responsible for financial oversight of such public company with at least ten years experience in handling complex merger and acquisition and/or corporate transactions.

“Qualified 40% Purchase Shares” shall mean Stock purchased by the Principal Stockholders in accordance with all applicable Law (i) in the twelve-month period following the Effective Date in open market transactions or (ii) in the three-year period following the Effective Date for capital increase purchases contemplated by Section 7.3 hereof; provided, however, purchases in the aggregate under clauses (i) and (ii) above are made to the extent that, and only to the extent that, such purchases increase the Principal Stockholders’ Stock Beneficially Owned to forty (40) percent from such lower amount and percent that was directly brought about by the tender of Stock by the Principal Stockholders pursuant to the Tender Offer in excess of 23.4% of the outstanding Fully-Diluted Stock and directly related to achieving minimal compliance with the Success Condition of the Tender Offer.

“Quarterly Financial Statements” shall mean the Financial Statements for each fiscal quarter beginning in the quarter of the Effective Date and from and after the Effective Date, and shall include a Management Letter for such quarter, together with a certificate from the senior financial officer stating that the information in the Management Letter fairly and accurately depicts the financial position of the Corporation for such quarter.

“Refinancing Conversion Amount” shall mean the aggregate amount of any capital increase associated with and related to any conversion of any Specified Refinancing obligation that is desired by WM Sub, provided all stockholders of the Corporation are provided the opportunity to invest in Stock (on the same price per share terms associated with such conversion of Specified Refinancing obligations) in order to protect against dilution of each holder’s percentage ownership of Stock immediately before and after giving effect to such capital increase.

“Offering Rights Agreement” shall mean the offering rights agreement in the form attached hereto as Exhibit N to be executed and delivered by and among WM Sub, the Corporation and the Principal Stockholders.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Related Specialty Business” shall mean with respect to any Specialty Retail Business (“Subject Retail Business”), any other Specialty Retail Business in which any one or more of the following are satisfied with respect to such Subject Retail Business and such other Specialty Retail Business: (a) the direct or indirect partners, members, shareholders, or owners of such businesses are substantially similar; (b) the management teams of such businesses are substantially similar; (c) Control of such businesses is exercised directly or indirectly by either (i) at least one of the Principal Stockholders or (ii) at least one of the Persons that become subject to restrictions of Section 2.3 pursuant to Section 2.3(f); or (d) any one or more of the following are true with respect to such Subject Retail Business and such other Specialty Retail Business: (i) such businesses are otherwise operated in an integrated manner, (ii) such business have substantially similar platforms or (iii) such businesses use substantially the same brands, trademarks or trade names in their business or operations.

“Requirements of Laws” shall mean the substantive requirements of any Law.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated pursuant thereto.

“Specified Capital Increase Shares” shall mean shares of Stock subscribed for by an Optionor in subsequent capital increases by the Company solely to protect against dilution of and to the extent necessary solely to maintain such Optionor’s percentage ownership of the Stock immediately before and after giving effect to such capital increase.

“Specified Transfers” shall mean Stock sold by an Optionor after the date hereof pursuant to Transfers that constitute Permitted Transfers by such Optionor and each Person that is either Controlled by, or is a Subsidiary of, such Optionor, including any Transfer to WM Sub or an assignee of WM Sub pursuant to this Agreement.

“Stock” shall mean the issued and outstanding shares of common stock, with no par value, of the Corporation on a Fully Diluted basis including issued and outstanding shares underlying outstanding American Depository Shares and shares reserved for issuance upon conversion of any convertible security or pursuant to any outstanding option, warrant or other contingent right to receive or acquire Stock.

“Stock Register” shall mean the register book maintained by the Corporation (a) setting forth the names of each of the owners of the Stock and the number of shares of Stock owned by each such owner and (b) indicating each Transfer of Stock by any owner thereof.

“Stockholder” shall mean any Person which, in compliance with the provisions of this Agreement, directly acquires or holds, or has a contractual right to acquire or hold, any of the Stock and pursuant to the terms of this Agreement is, or is required to become, a party hereto. The initial Stockholders are the Principal Stockholders and WM Sub. For the avoidance of doubt for purposes of this Agreement, the capitalized term Stockholder does include holders of shares of the capital stock of the Corporation listed on an securities exchange to the extent such shareholders are not parties to this Agreement and are not required to become parties to this Agreement.

“Stockholder Group” shall mean Stockholder Group I or Stockholder Group II, as the context applies.

“Stockholder Group I” shall mean the Person(s) listed on the signature page hereto under the heading “Stockholder Group I”, and any transferee of Stock of such Person(s) pursuant to a Permitted Affiliate Transfer made in accordance with Section 5.1(a).

“Stockholder Group II” shall mean the Person(s) listed on the signature page hereto under the heading “Stockholder Group II” and any transferee of Stock of such Person(s) pursuant to a Permitted Affiliate Transfer made in accordance with Section 5.1(a).

“Subsidiary” shall mean as to any Person (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect, suspend or dismiss a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the occurrence of any contingency) is at the time owned, directly or indirectly, by such Person and/or one or more Subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has, directly or indirectly, more than a 50% equity interest at the time.

“Tender Offer” shall mean WM Sub’s purchase of Stock of the Company giving rise to and constituting a total ownership interest by WM Sub of not less than 50.01% of the Stock on a Fully Diluted basis pursuant to concurrent tender offers in Chile and the United States.

“Territory” shall mean (a) Chile and (b) any additional country or region in which the Corporation commences operations as determined by the Board after the Effective Date in accordance with the terms of this Agreement, including without limitation Section 4.6(b).

“Trade Law Policy” shall mean the export control, anti-boycott, anti-money laundering and anti-terrorism policies and procedures, collectively, in the form of Exhibit H and which will be adopted by the Corporation immediately following the Effective Date, as amended from time to time.

“Transaction Documents” shall mean, collectively, this Agreement, the Tender Agreement, the Put Option Agreement and the Offering Rights Agreement.

“Transfer,” “Transferred” or “Transferring” shall mean the direct or indirect sale, gift, assignment, transfer or disposition of Stock or other interest (including the Stock) in any manner whatsoever, voluntarily or involuntarily, by operation of law or otherwise.

“ 2/3 Put” shall have the meaning set forth in the Put Option Agreement.

“UF” shall mean a Unidad de Fomento.

“U.S. Dollars” or the symbol “US$” shall mean the lawful currency of the United States of America.

“U.S. GAAP” shall mean United States generally accepted accounting principles.

“U.S. GAAS” shall mean United States generally accepted auditing standards.

“WM” shall mean Wal-Mart Stores, Inc., a corporation organized and existing under the laws of the State of Delaware.

“WM Directives” shall mean any policies, initiatives, campaigns or directives generally issued by WM in respect of its non-U.S. based Controlled Affiliates, including the Ethics Policy, the Trade Law Policy and the Anti-Corruption Policy and Procedures.

“WM License Agreement” shall mean the license agreement in substantially the form attached hereto as Exhibit I, and executed in connection with this Agreement, as amended from time to time in accordance with its terms.

“WM Reporting Requirements” shall mean the financial guidelines and reporting requirements generally applicable to Subsidiaries of WM organized outside of the United States, including any financial reporting requirements of WM and its Affiliates pursuant to applicable Requirements of Law (including, without limitation, all requirements and deadlines for accelerated filers pursuant to the regulations of the SEC).

“WM ISD Services and Support Agreement” shall mean the ISD services and support agreement in substantially the form attached hereto as Exhibit J, and executed in connection with this Agreement, as amended from time to time in accordance with its terms.

“WM Sub” shall mean Inversiones Australes Tres Limitada, a limited liability company organized under the laws of Chile, and any transferee of Stock of WM Sub pursuant to a Permitted Affiliate Transfer made in accordance with Section 5.1(a).

“WM Technical Services Agreement” shall mean the technical and consulting services agreement in substantially the form attached hereto as Exhibit K, and executed in connection with this Agreement, as such agreement may be amended from time to time in accordance with its terms.

1.2 Cross References. The following terms are defined in the indicated Section or Schedule:

Acceptance	5.2(b)
Agreement	Preamble
Breaching Director	4.1(h)
Budget	2.2(b)
Business	2.1
Capital Raise	7.3
Claimant	10.4(c)
Controlled Stockholders	4.1(k)
Corporation	Recitals
Corporation SEC Documents	2.4(b)(vi)
Corporation Chilean Filing Documents	2.4(b)(viii)
Defaulting Stockholder	6.1
De Minimis Stockholder Group	2.3(a)
Departing Stockholder Group	2.3(a)
Disclosure Rules	2.4(b)(v)
Dispute	10.4(a)
Effective Date	1.4
Emergency Notice	4.5(f)
Exercise Term	5.2(b)
Foreign Private Issuer	7.5(c)
ICC	10.4(a)
Indemnitee	8(a)
Initial Chairman	4.2(a)
Losses	8(a)
Offer	5.2(a)
Offered Price	5.2(a)
Offered Stock	5.2(a)
Offeree Stockholder	5.2(a)
Offering Stockholder	5.2(a)
Operating Plan	2.2(a)
Permitted Affiliate Transfers	5.1(b)
Permitted Transfers	5.1(a)
Principal Stockholder Event of Default	6.1(a)
Related Party Agreements	2.5(a)
Reporting Subsidiary	2.4(b)(viii)
Requested 2/3 Consent Support	4.6(a)(ii)
Respondent	10.4(c)
Restricted Period	2.3(a)
Rules	10.4(a)

Senior Management	4.3(b)
Special 2/3 Matters	4.6(a)(i)
Specialty Retail Business	1.1 (Definition of “Excluded Activities”)
Specified Refinancing	7.2
Subject Person	1.1 (Definition of “Affiliate”)
Subscription Price	7.3(b)
Subject Retail Business	1.1 (Definition of “Related Specialty Business”
Success Condition	Recitals
Tender Agreement	Recitals
Three-Year Period	7.3(a)
WM Sub Event of Default	6.1(b)

1.3 Interpretation. In this Agreement and in the Exhibits hereto, except to the extent that the context otherwise requires:

(a) the Table of Contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

(b) unless otherwise specified, references to Sections, clauses and Exhibits are references to Sections and clauses of, and Exhibits to, this Agreement;

(c) unless otherwise specified, references to any document, agreement or Law, including this Agreement, shall be deemed to include references to such document, agreement or Law as amended, restated, supplemented or replaced from time to time in accordance with its terms;

(d) references to any party in this Agreement or any other document or agreement shall include its successors and permitted assigns;

(e) words expressed in the singular shall include the plural and vice versa; and

(f) the Exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

1.4 Effective Date.

The terms and provisions of this Agreement shall become effective immediately following the closing of the Tender Offer (the “Effective Date”), provided, however, that if the Tender Agreement shall terminate in accordance with its terms prior to the Effective Date, then this Agreement shall terminate upon either (a) WM Sub providing written notice to the Principal Minority Stakeholders of such termination or (b) Control Person I or Control Person II providing written notice to WM Sub of such termination. On the Effective Date WM Sub, Control Person I, Control Person II, Stockholder Group I and Stockholder Group II shall execute and deliver to the other parties the Put Option Agreement in the form attached hereto as Exhibit R.

SECTION 2. Business Objectives of the Corporation.

2.1 Business of the Corporation. Subject to the provisions of Section 4.6, as applicable, the business of the Corporation shall be to, directly or indirectly, within the Territory: (a) operate retail outlets, including but not limited to supermarkets, hypermarkets, discount stores, bodega stores, convenience stores, warehouse clubs, single and multiple retail formats, cash and carry formats, specialty stores and membership club stores, each of which may also include e-commerce, home delivery and other forms of distribution, (b) provide upstream supply and services to the retail outlets and third parties, including but not limited to private label brands and perishables, (c) provide or engage in consumer financial services, (d) provide or engage in commercial real estate development activities, (e) engage in global and local procurement activities and (f) engage in all activities and transactions related to the foregoing, including but not limited to importation or exportation of goods and freight forwarding (with (a) – (f), collectively, the “Business”). The parties hereto acknowledge and agree that certain geographic expansion that may involve the parties are subject to the terms of Exhibit A.

2.2 Operating Plan and Budget.

(a) Promptly after the Effective Date, the Board will adopt a rolling five-year operating plan using Chilean GAAP with reconciliation to U.S. GAAP, or otherwise as determined by the Board, (the “Operating Plan”) in substantially the form of the template set forth in Exhibit M hereto. The Operating Plan will be: (i) updated at the end of each fiscal year (or more often, if necessary) to reflect expectations of the Board for the following five-year period in order that the Operating Plan will always include five complete years as part of its projection, (ii) developed by the Senior Management in accordance with any applicable WM Directives and (iii) presented to the Board for approval.

(b) Senior Management shall prepare and submit for review and approval by the Board, in accordance with WM’s annual Subsidiary budget reporting requirements and WM’s fiscal year, a budget for the immediately succeeding twelve (12) month fiscal year, which shall include (but will not be limited to): (i) the operating budget; (ii) the capital expenditure budget; and (iii) the financing budget (the “Budget”).

(c) In addition to ordinary operating budgeting items specified in Section 2.2(b), the following matters shall be included as part of the Budget:

(i) Capital expenditures, including the acquisition of fixed assets as well as material maintenance and/or renovation of existing fixed assets;

(ii) Disposition of fixed assets in excess of U.S.$ 10,000,000;

(iii) Incurrence of indebtedness for borrowed money and other financial obligations (on and off balance sheet);

(iv) Distribution of excess cash dividends payable in Chilean pesos in an amount equal to the higher of (A) the minimum amount required under applicable

Requirements of Law or (B) five (5) Chilean pesos per share, subject to (y) indexing to UFs annually, and (z) proportionate adjustment for any stock split (including any reverse stock split), stock dividends or other similar stock events; and

(v) Issuance of new equity to cover any shortfall in the required financing of the budgeted capital expenditures.

(d) Any material proposed amendment to, or material deviation from, the approved Budget (within annual approvals) (i) shall be submitted for approval by the Board at its immediately available meeting but in no case later than thirty (30) days from its occurrence and (ii) shall provide Directors at least ten (10) Business Days of pre-notification, which shall include all relevant material explaining the change as well as any reasonable supporting analysis.

(e) WM Sub and the Principal Stockholders shall use commercially reasonable efforts to cause Senior Management and the Corporation to provide (i) monthly, quarterly and annual operating and financial data concerning the Corporation and its Principal Operating Subsidiaries and (ii) all information that is reasonably necessary for an assessment of the matters set forth in paragraphs (a) through (d) above.

2.3 Non-Competition.

(a) For a period beginning on the Effective Date and ending on the later of either: (i) the date of termination of this Agreement in accordance with the terms of Section 9(a)(iii)(A) or Section 9(a)(iv), or (ii) the one year anniversary date as of which this Agreement is terminated pursuant to Section 9(a)(i), Section 9(a)(iii)(B) – (D), (such period of time the “Restricted Period”), each of the Principal Stockholders shall not, and shall cause their Affiliates and their respective representatives not to, directly or indirectly, participate in the ownership, management, operation or control of, any business (whether in corporate, proprietorship or partnership form or otherwise), that competes with the Corporation or the Business of the Corporation, in each case anywhere in the Territory (as “Territory” is defined under this Agreement as of the last date on which a Director designated by the Principal Stockholders served on the Board); provided, however, the foregoing restriction shall not prohibit, although it may compete with the Business in the Territory, (A) Passive Ownership involving less than three (3) percent ownership of the outstanding securities of any publicly traded company; or (B) the Excluded Activities; provided further, notwithstanding the preceding, the Restricted Period shall terminate as to either Stockholder Group I or Stockholder Group II upon the earlier to occur of either (X) with respect to Stockholder Group I or Stockholder Group II, as applicable, the conclusion of a continuous one-year period throughout which no member of such Stockholder Group I or Stockholder Group II, as applicable has owned any shares of Stock with (such Stockholder Group constituting the “Departing Stockholder Group”) but only to the extent that all Directors of the Corporation and directors of the Corporation’s Subsidiaries that had been designated by the Departing Stockholder Group have permanently resigned and have not served on the Board or any board of directors of the Corporation’s Subsidiaries at any time during such one-year period or (Y) with respect to Stockholder Group I or Stockholder Group

II, as applicable, the conclusion of a continuous 24-month period throughout which no member of such Stockholder Group I or Stockholder Group II, as applicable, holds at least one (1) share of Stock but less than two and one-half (2.5%) percent of the outstanding Stock (with such Stockholder Group, as applicable, constituting the “De Minimis Stockholder Group”) but only to the extent that all Directors of the Corporation and directors of the Corporation’s Subsidiaries that had been designated by the De Minimis Stockholder Group have resigned and have not served on the Board or any board of directors of its Subsidiaries at any time during such 24-month period.

(b) During the Restricted Period, except for the Excluded Activities, the Principal Stockholders shall not, and shall cause their Affiliates and their respective representatives not to, directly or indirectly (i) cause, solicit, induce or encourage any employees of the Corporation or its Affiliates to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material past, current or prospective client, customer, supplier, or licensor of the Corporation or its Affiliates (including any existing client, customer, supplier, or licensor of the Corporation or its Affiliates and any person that becomes a client, customer, supplier, or licensor of the Corporation or its Affiliates after the Effective Date) or any other person who has a material business relationship with the Corporation or its Affiliates, to refrain from engaging in a relationship, or terminate or modify any such actual or prospective relationship, with the Corporation or its Subsidiaries, provided, however, that the foregoing provision will not prevent any Principal Stockholder from employing any Person whose employment has been terminated by the Corporation.

(c) At any time all of the Principal Stockholders are subject to the non-compete obligation set forth in Sections 2.3(a) and (b), WM Sub shall not and shall cause its respective Subsidiaries operating in the Territory not to, directly or indirectly, participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that competes with the Corporation or the Business, in each case anywhere in the Territory; provided, however, the foregoing restriction shall not prohibit, although it may compete with the Business in the Territory, (i) Passive Ownership involving less than three (3) percent ownership of the outstanding securities of any publicly traded company, (ii) ownership, management, operation or control of any business competitive with the Business in the Territory, whether in corporate, proprietorship or partnership form or otherwise, so long as it was acquired as a part of an acquisition of a business in which operations outside of the Territory represented the substantial portion of the acquired business, (iii) the global sourcing operations and activities of WM or any of its Affiliates for the procurement of goods and services in the Territory or (iv) passive investment in alternate asset investments such as private equity funds.

(d) Promptly following the first full fiscal quarter in which any acquisition is consummated that is contemplated by subsection (ii) in the proviso to Section 2.3(c) above, WM Sub shall undertake to make a determination, in its sole discretion, and provide notice thereof to the Board, as to whether WM Sub will consider a merger, combination, integration into or purchase of such acquired business by the Corporation on arms’ length terms.

(e) The provisions of this Section 2.3 shall survive termination of this Agreement pursuant to the terms and conditions described in this Section 2.3.

(f) Solely for the purposes of this Section 2.3, “Affiliate” shall not include any Control Person I Family Member or any Control Person II Family Member until such time as any such Family Member (i) Beneficially Owns 5% or more of the Stock, (ii) is a Director or (iii) has access to material non-public, confidential information with respect to the Corporation, and, in such case, “Affiliate” shall only include such Family Member but shall not include any other Family Member that do not satisfy such condition.

2.4 Financial Reporting Obligations. Each Stockholder shall take such actions as are within its control and each Stockholder shall cause the Corporation and each of the Affiliates of such Stockholder and the respective nominees of such Stockholder to the Board or the board or similar governance body of any Subsidiary of the Corporation to take, any and all action as may be necessary to ensure that the Corporation and each Subsidiary of the Corporation shall comply with all WM Reporting Requirements, including but not limited to the actions set forth in paragraphs (a) – (e) below (and any other actions reasonably identified by WM Sub or WM as necessary to maintain such compliance with paragraphs (a) – (e) or such similar obligations as may be imposed on the Corporation or its Subsidiaries from time to time pursuant to the terms of this Agreement):

(a) Each Stockholder shall take, and each such Stockholder shall cause the Corporation and each of the Affiliates of such Stockholder and the respective nominees of such Stockholder to the Board or the board or similar governance body of any Subsidiary to take any and all action necessary to ensure that the Corporation and each Subsidiary of the Corporation (i) keeps proper, complete and accurate books of account in local currency, in each case in accordance with Chilean GAAP, or with generally accepted accounting principles of the respective jurisdictions where each Subsidiary is located; (ii) makes the books, records (including work papers) and necessary personnel of the Corporation, its Subsidiaries and their auditors available to WM Sub, Stockholder Group I and Stockholder Group II (including each party’s respective Affiliates and advisors); and (iii) completes an annual audit for the Corporation and its Subsidiaries in accordance with all Requirements of Law and copies of the consolidated audited balance sheet of the Corporation and its Subsidiaries as of such date, along with the notes, schedules and the opinion and certification of the Corporation’s independent auditors, are promptly delivered upon completion of such audit to Stockholder Group I, WM Sub and Stockholder Group II, provided, however, at any time that the Principal Stockholders are no longer able to designate at least one (1) Director to the Board, the provisions of this Section 2.4(a) shall no longer apply to the Principal Stockholders.

(b) Each Stockholder shall take, and each such Stockholder shall cause the Corporation and each of the Affiliates of such Stockholder and the respective nominees of such Stockholder to the Board or the board or similar governance body of any Subsidiary to take any and all action necessary to ensure that the Corporation and each Subsidiary of the Corporation:

(i) closes its general ledger and all Subsidiary ledgers in accordance with the annual International Country Calendar in effect from time to time distributed by WM (a form of which is attached hereto as Exhibit L for illustrative purposes only);

(ii) prepares the Monthly Financial Statements, the Quarterly Financial Statements and the Annual Financial Statements in accordance with U.S. GAAP and, to the extent required by Requirements of Law or this Section 2.4 (b), Chilean GAAP, and causes the Monthly Financial Statements, the Quarterly Financial Statements and the Annual Financial Statements, respectively, to be delivered to each of the Stockholders as soon as reasonably practicable, but no later than (A) seven (7) calendar days after the end of each calendar month for the Monthly Financial Statements, (B) ten (10) calendar days after the end of each fiscal quarter for the Quarterly Financial Statements; and (C) thirty (30) calendar days after the end of each calendar year for the Annual Financial Statements;

(iii) causes the Annual Financial Statements to be audited by an independent registered public accounting firm in accordance with U.S. GAAS and, to the extent required by Requirements of Law, in accordance with Chilean GAAS, prior to their delivery to the Stockholders pursuant to this Section 2.4(b) and, when delivered to the Stockholders, the Annual Financial Statements shall be accompanied by notes, schedules and the opinion and certification of such independent auditors and by a Management Letter for such fiscal year;

(iv) prepares and delivers the Financial Reporting Package to WM Sub on or prior to the dates of delivery for each of the Monthly Financial Statements, the Quarterly Financial Statements and the Annual Financial Statements, respectively in clause (ii) above, and have copies of each Financial Reporting Package delivered to WM Sub concurrently delivered to each of the Principal Minority Stakeholders, so long as such Principal Minority Stakeholder is entitled to designate at least one Director to the Board;

(v) maintains or, to the extent not already in place, implements Disclosure Controls and Procedures and Internal Controls Over Financial Reporting with respect to it and its Subsidiaries. To facilitate such implementation, WM Sub or WM or their respective advisors will provide, as they deem necessary, written recommendations to the Corporation for review, discussion and implementation, and the Corporation and representatives of WM Sub, WM, and the Principal Stockholders or their respective advisors shall meet in person or via phone conference until such time as Disclosure Controls and Procedures and/or Internal Controls Over Financial Reporting are in place on not less than a quarterly basis to agree on the time frame and manner in which the Disclosure Controls and Procedures and/or Internal Controls Over Financial Reporting for the Corporation and its Subsidiaries will be implemented or modified, as necessary. The Disclosure Controls and Procedures shall also establish the disclosure rules (“Disclosure Rules”) to manage the nature, timing and extent to which disclosures will be made by the Corporation, the Stockholders and their Affiliates under applicable Requirements of Law. The Disclosure Rules shall include the list of matters that may be disclosed, the Persons who will be authorized to disseminate the same, and the manner and timing of such disclosure. Any amendments or modifications to the Disclosure Rules shall be made by the Board;

(vi) causes to be filed with or furnished to the SEC, on a timely basis and subject to WM approval, all reports and other documents (including amendments thereto) required to be filed with or furnished to the SEC under the Securities Act or the Exchange Act (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Corporation SEC Documents”). The Corporation SEC Documents shall comply with requirements of the Exchange Act and the Securities Act (including, without limitation, the applicable provisions of the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC thereunder, applicable to such Corporation SEC Documents);

(vii) delivers promptly to each of WM and the Principal Minority Stakeholders copies of all material correspondence with the SEC;

(viii) causes to be filed or furnished on behalf of the Corporation, and causes each Subsidiary subject to the reporting obligations of applicable Chilean regulations (each such Subsidiary, a “Reporting Subsidiary”) to file or furnish on behalf of such Subsidiary, with or to the applicable Chilean Governmental Body, on a timely basis and subject to WM approval, all reports and other documents (including amendments thereto) required to be filed with or furnished to the applicable Chilean Governmental Body under applicable Chilean regulations (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Corporation Chilean Filing Documents”). The Corporation Chilean Filing Documents shall comply in all material respects with the requirements of the applicable Chilean regulations, applicable to such Corporation Chilean Filing Documents;

(ix) delivers promptly to WM and the Principal Minority Stakeholders all material correspondence between the applicable Chilean Governmental Body and the Corporation and between the applicable Chilean Governmental Body and each Reporting Subsidiary;

(x) causes the consolidated financial statements of the Corporation (including the schedules thereto) included in or incorporated into the Corporation’s Annual Reports on Form 20-F, to the extent the Corporation is required to file a Form 20-F, and in any registration statement filed by the Corporation with the SEC, to comply as to form with all applicable accounting requirements and with the rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), and to fairly present the consolidated financial position of the Corporation and its consolidated Subsidiaries;

(xi) causes the consolidated financial statements of the Corporation and of each Reporting Subsidiary (including the schedules thereto) included in or incorporated into such company’s annual reports filed with the applicable Chilean Governmental Body and in any other applicable document filed by such company with the applicable Chilean Governmental Body under applicable Chilean regulations to comply as to form with all applicable accounting requirements and with the rules and regulations of the applicable Chilean Governmental Body with respect thereto and to fairly present the consolidated financial position of the Corporation and of each Reporting Subsidiary, as the case may be; and

(xii) complies with the Anti-Corruption Policy and Procedures, Ethics Policy, Trade Law Policy and any other applicable WM Directives and takes any actions reasonably identified to the Corporation by WM Sub or WM as necessary to maintain such compliance from time to time.

(c) If WM Sub elects to have an audit at any time of the consolidated financial statements of the Corporation and its Subsidiaries, then each of the Stockholders shall take, and each such Stockholder shall cause the Corporation and each of the Affiliates of such Stockholder and the respective nominees of such Stockholder to the Board or the board or similar governing body of any Subsidiary to take, any actions required to cause the Corporation or any of its Subsidiaries to make the books, records (including work papers) and necessary personnel of the Corporation, its Subsidiaries and their auditors available to WM’s independent auditors for the purpose of an audit at the expense of WM Sub.

(d) Each of the Stockholders shall take, and each Stockholder shall cause the Corporation and each of the Affiliates of such Stockholder and the respective nominees of such Stockholder to the Board or the board or similar governing body of any Subsidiary to take any and all action necessary to ensure that the Corporation and each Subsidiary of the Corporation furnishes to WM Sub and the Principal Minority Stakeholders such financial and other information relating to the Business as WM Sub or WM and the Principal Minority Stakeholders may reasonably require.

(e) Each Stockholder acknowledges that the deadlines described in this Section 2.4 may change from time to time based on the internal and external reporting requirements of WM and will be adjusted in accordance with the requirements of WM related thereto.

(f) Solely for the purposes of Section 2.2(e) and this Section 2.4, “cause”, with respect to the Principal Stockholders, shall mean the exercise, pursuant to applicable Requirements of Law, of the Principal Stockholders’ rights and responsibilities as stockholders of the Company and, with respect to their Board designees, as members of the Board, including, without limitation, not acting so as to impede, hinder or otherwise delay any of the actions required to be undertaken by them pursuant to Section 2.2(e) and this Section 2.4.

2.5 WM ISD Services and Support Agreement, WM License Agreement, WM Technical Services Agreement, Buying Agency Agreement and the Offering Rights Agreement.

(a) The Stockholders who are parties hereto desire that, following the Effective Date, the Corporation and WM enter into: (i) the WM ISD Services and

Support Agreement, (ii) the WM License Agreement, (iii) the WM Technical Services Agreement, (iv) the Buying Agency Agreement and (v) the Offering Rights Agreement (collectively, the “Related Party Agreements”).

(b) WM shall be entitled to appoint the senior integration officer of the Corporation to manage and oversee implementation of such “best practice capabilities” and otherwise perform the functions as determined from time to time by the Board.

2.6 Anti-Corruption Policy and Procedures, Ethics Policy, Trade Law Policy and other WM Directives.

Each Stockholder shall cause the Corporation (including Senior Management), its respective nominees to the Board and any of its nominees to the board or similar governing body of any Subsidiary of the Corporation and its Affiliates to comply with, the Anti-Corruption Policy and Procedures, Ethics Policy, Trade Law Policy and any other WM Directives that WM determines is necessary to be complied with, in its reasonable judgment, and to make such policies applicable to its non-U.S. Controlled Affiliates (including the Corporation).

SECTION 3. Estatutos of the Corporation. The Stockholders hereby agree that the Estatutos of the Corporation shall be amended and restated in the form attached hereto as Exhibit B and registered with the appropriate authorities in accordance with applicable Requirements of Law and, subject to applicable Law, shall take all actions necessary to ensure that the Estatutos of the Corporation are otherwise amended as is determined to be necessary to reflect the terms contained herein or such terms as determined by the Board in accordance with any applicable Requirements of Law.

SECTION 4. Governance.

4.1 Board.

(a) The initial Board as of, or immediately following, the Effective Date shall consist of nine (9) Directors. The Stockholders shall vote their shares of Stock and take such other actions as may be necessary under applicable Requirements of Law so that the initial Board as of, or immediately following, the Effective Date shall be constituted as set forth in Exhibit C. Without limitation to the preceding, each of the Stockholders shall take, and each of the Stockholders shall cause the Corporation and each of the Affiliates of such Stockholder and any and all of the respective nominees of such Stockholder then serving on the Board or the board of any Subsidiary or similar governance body to take, any action of the Board or the Corporation required to ensure that immediately after the Effective Date a special meeting of the Board is properly noticed, convened and conducted with the result that five (5) existing Directors (including any vacancies on the Board) are properly replaced or filled by designees of WM Sub immediately after the Effective Date such that WM Sub, after such meeting, has five (5) designees properly elected to the Board in accordance with all applicable Requirements of Law pertinent to the election of such designees to the Board, provided, however, that after giving effect to the foregoing clause, the remaining four (4)

Directors shall be elected at a subsequent special meeting of Stockholders which shall be properly noticed, convened and conducted that results in the remaining four (4) Director positions (or the Additional SHA Directors) being filled in accordance with paragraph (b) of this Section 4.1, provided, further, that the Principal Stockholders shall take all actions necessary or reasonably requested by WM Sub to ensure that at least one (1) of such remaining four (4) Directors permits the Corporation to comply with any applicable Requirements of Law relating to independent directors serving on audit committees with respect to a company with shares listed on the New York Stock Exchange.

(b) Subject to any action effected to elect a Public Director Designee to the Board, if the Applicable Aggregate Percentage of the Principal Stockholders is

(i) at least ten (10) percent but less than twenty (20) percent of the Stock, then each Principal Minority Stakeholder will be entitled to designate for nomination one Additional SHA Director, provided, however, that if a Principal Minority Stakeholder fails to designate such Additional SHA Director within twenty (20) Business Days of receipt from WM Sub of written notice of such failure, then WM Sub shall be entitled to designate such Additional SHA Director,

(ii) twenty (20) percent but less than twenty-five (25) percent of the Stock, then (A) each Principal Minority Stakeholder will be entitled to designate for nomination one (1) Additional SHA Director and (B) the Principal Minority Stakeholders jointly will be entitled to designate for nomination a third Additional SHA Director, provided, however, that if any Principal Minority Stakeholder fails, or the Principal Minority Stakeholders jointly fail to designate one or more of such Additional SHA Directors within twenty (20) Business Days of receipt from WM Sub of written notice of such failure, then WM Sub shall be entitled to designate such Additional SHA Director(s) or

(iii) twenty-five (25) percent or more of the Stock, each Principal Minority Stakeholder will be entitled to designate for nomination two (2) Additional SHA Directors, provided, however, that if a Principal Minority Stakeholder fails to designate one or more of such Additional SHA Directors within twenty (20) Business Days of receipt from WM Sub of written notice of such failure, then WM Sub shall be entitled to designate such Additional SHA Director(s).

Each of the Principal Stockholders agrees that (i) if any Public Director Designee is elected by shareholders of the Corporation to serve as a Director, any such election shall reduce the number of Additional SHA Directors that may be designated by the Principal Stockholders under clause (i), (ii) and (iii) of this Section 4.1(b) and if any applicable Requirements of Law requires an independent director to serve on an audit committee of the Corporation and such service cannot be satisfied by the Public Director Designee, then the Principal Stockholders shall jointly designate the Additional SHA Director that satisfies such requirements subject to prior consultation with WM Sub regarding candidates and the prior consent of WM Sub as to the actual independent Additional SHA Director, such consent not to be unreasonably withheld, conditioned or delayed;

provided, that, to the extent the Principal Minority Stakeholders fail to so designate within twenty (20) Business Days of receipt of written notice of such failure, then WM Sub shall be entitled to designate for nomination such independent director.

(c) In addition to the designation of any Additional SHA Directors that WM Sub may be entitled to designate pursuant to Section 4.1(b), WM Sub shall be entitled to designate for nomination and election to the Board five (5) Directors, provided, that if the number of Directors elected to the Board is increased or decreased (in accordance with the applicable Requirements of Law), then the number of Directors that WM Sub is entitled to designate shall be increased or decreased such that WM Sub is entitled to designate for election to the Board a majority of the aggregate number of Directors that may be elected to the Board as such number is established from time to time in accordance with any applicable Requirements of Law, provided, further, that so long as the Applicable Aggregate Percentage of the Principal Stockholders is at least twenty (20) percent such number of Directors shall be no less than nine.

(d) WM Sub and the Principal Minority Stakeholders agree that, and shall take all requisite action to vote or otherwise ensure that, WM Sub shall be entitled to elect Directors at ordinary or special meetings of stockholders of the Corporation or from time to time in accordance with the terms of this Section 4.1. WM Sub and the Principal Minority Stakeholders agree that, and shall take all requisite action to vote or otherwise ensure that, the Principal Minority Stakeholders shall be entitled to elect Additional SHA Directors at ordinary or special meetings of stockholders of the Corporation or from time to time in accordance with the terms of this Section 4.1.

(e) Each Director and replacement Director designated for nomination to the Board by the Principal Stockholders or WM Sub, as the case may be, shall be (i) an executive officer, president, vice president or director of the ultimate Person that Controls such Stockholder or any Subsidiary of such ultimate Person who is duly qualified to serve on the Board with relevant experience and qualifications or (ii) duly qualified to serve on the Board with relevant experience and qualifications (and without competitive conflict), provided, however, that any such Director designated for nomination by a Principal Stockholder must not be a U.S. citizen or otherwise have the effect of causing the Corporation to fail to continue to qualify as a Foreign Private Issuer and otherwise shall be reasonably acceptable to WM Sub.

(f) In the event that the number of Directors the Principal Stockholders are entitled to nominate and elect is reduced (as may be measured at any time in accordance with the methodologies of this Agreement), each of the Principal Stockholders agrees to cause one or more of the Directors, as the case may be, designated for nomination by such party to resign promptly from the Board.

(g) Each Director shall have a two (2) year term of office.

(h) A Director who violates the Corporation Code of Business Conduct or otherwise acts in contravention of this Agreement (a “Breaching Director”) shall be removed upon request of any Stockholder who did not designate such Breaching

Director, which removal shall not adversely affect the right, if any, of the Stockholder designating such Breaching Director to designate for nomination a replacement Director to fill such vacancy. Each Stockholder agrees to cause the Breaching Director to resign or, if the Breaching Director does not agree to resign, to assist and vote in favor in an extraordinary shareholders meeting summoned to replace the complete Board.

(i) In the event that the Board is required after the date hereof to include more than one independent member in order to comply with the rules of any stock exchange on which the Stock is then listed, the Stockholders agree that they will negotiate in good faith any amendment to this Section 4.1 as may be necessary to bring the constitution of the Board into compliance with such rules in a timely manner, provided, however, that any such amendment shall be consistent with the understandings reflected herein including with regard to designation of Additional SHA Directors, independent Directors and the other Directors designated pursuant to this Section 4.1.

(j) Each of the Stockholders shall vote its Stock and take any and all action as may be necessary to cause the election, replacement, resignation and removal of Directors in accordance with this Section 4.1, and the applicable procedures set forth in Section 4.1(a)-(i) shall be followed in any election of Directors after the initial election of Directors described above, including, to the extent applicable, the provisions of Section 4.1(a) relating to the initial election of Directors.

(k) Notwithstanding anything to the contrary herein, in the event of the death of one of the Principal Minority Stakeholders, the Stockholders over which such Principal Minority Stakeholder exercised sole and exclusive Control immediately prior to the death of such Principal Minority Stakeholder (the “Controlled Stockholders”) shall have the right jointly to vote to designate a replacement Director subject to the following conditions: (i) such replacement director is reasonably acceptable to WM Sub and (ii) none of the Controlled Stockholders is a Defaulting Stockholder under Section 6.

4.2 Chairman and Vice-Chairman.

(a) So long as the Principal Stockholders have an Applicable Aggregate Percentage equal to at least twenty (20) percent or more of the Stock, Stockholders shall cause their nominees to the Board to continue to elect the current Chairman of the Board (the “Initial Chairman”) to serve as Chairman of the Board until the earlier of his death, resignation or removal. In the event of the removal (pursuant to Section 4.2(f)) death, or resignation of the Initial Chairman, if the Applicable Aggregate Percentage of the Principal Stockholders is equal to at least twenty (20) percent, then the Stockholders shall cause the Corporation to elect as Chairman and Vice-Chairman Persons jointly agreed upon by the Stockholders or in the event the Stockholders fail to agree upon a successor Chairman or Vice-Chairman within twenty (20) Business Days, then the right to appoint the Chairman shall rotate every two years between WM Sub, on the one hand and the Principal Stockholders, on the other hand and the Vice-Chairman will be appointed as described in Section 4.2(b) below, provided, that WM Sub shall be the first to appoint such successor Chairman, and, subject to the Applicable Aggregate

Percentage being equal to at least twenty (20) percent at the end of such term, the Principal Stockholders shall be entitled to select the next Chairman for a two-year term, and the choice of Chairman shall continue to rotate as provided above until the Applicable Aggregate Percentage of the Principal Stockholders is no longer equal to at least twenty (20) percent. Notwithstanding anything to the contrary and for the avoidance of doubt, the non-nominating Stockholder shall be entitled to select the Chairman if the nominating Stockholder fails to select a Chairman within twenty (20) days after the date that the non-nominating Stockholder sends written notice to the nominating Stockholder of such failure. The Chairman of the Board shall not have a deciding vote in the event of a tie involving any Board vote.

(b) WM Sub shall have the right to appoint the Vice-Chairman at any time the Principal Stockholders are entitled to designate the Chairman, and, if the Applicable Aggregate Percentage of the Principal Stockholders is at least twenty (20) percent, then the Principal Stockholders shall have the right to designate the Vice-Chairman at any time WM Sub is entitled to designate the Chairman.

(c) The Persons set forth in Exhibit C shall be the first Chairman and Vice-Chairman and shall be Chairman and Vice-Chairman from the date hereof until the earlier of their death, resignation or removal.

(d) Notwithstanding anything to the contrary herein, if at any time the Applicable Aggregate Percentage of the Principal Stockholders falls below twenty (20) percent then: (i) the Principal Stockholders shall no longer have the right to nominate the Chairman, and (ii) WM Sub shall have the right to appoint the Chairman and the Vice-Chairman.

(e) At any time that the Principal Stockholders lose the right to appoint the Chairman or Vice-Chairman, each shall cause such Chairman or Vice-Chairman appointee designated by the Principal Stockholders to resign promptly from such position.

(f) The Chairman or Vice Chairman may have their appointment as Chairman or Vice Chairman revoked upon a majority vote of the Board in the event that the Board determines that such Chairman or Vice Chairman has violated the Corporation Code of Business Conduct, the Disclosure Rules, any Requirements of Law applicable to the Corporation, or any WM Directive, provided, however, that any such revocation of the Chairman or Vice Chairman appointment shall not, in and of itself, create a presumption that the Principal Stockholders who appointed such Chairman or Vice Chairman are Defaulting Stockholders for purposes of Section 6.1 and Section 6.2.

(g) The responsibilities of the Chairman shall be solely those set forth in the Ley sobre Sociedades Anónimas and the Reglamento de Sociedades Anónimas.

4.3 Management of the Corporation.

(a) The day-to-day administration of the business and affairs of the Corporation shall be conducted by its Senior Management under the direction, control and supervision of the Board in accordance with (i) the Estatutos of the Corporation, (ii) the approved Budget and (iii) the guidelines and policies determined by WM and implemented within the Corporation, in accordance with the guidelines and policies generally applicable to international Subsidiaries of WM.

(b) The following officers shall be considered part of “Senior Management”:

(i) Corporation CEO;

(ii) Corporation CFO;

(iii) Corporation General Counsel;

(iv) Corporation Development Manager;

(v) Corporation Controller;

(vi) Retail-CEO;

(vii) Consumer Finance-CEO;

(viii) Real Estate-CEO; and

(ix) heads of other relevant business units determined by the Board.

(c) The selection, substitution, compensation, termination or replacement of the Corporation CEO shall be accomplished by the Board; provided, however, that the Stockholders shall have the opportunity to previously interview the prospective candidates and express their opinion on the merits of such candidates. The Corporation CEO will make recommendations to the Board with respect to the selection, substitution, compensation, or replacement (after the death, resignation or termination by the Corporation CEO of any member of Senior Management) of the rest of the Senior Management. The Principal Minority Stakeholders and WM Sub will consult with each other and agree with respect to appointment of the Corporation CEO with the understanding being that Enrique Ostalé will be the initial Corporation CEO. The Corporation CEO will make recommendations with respect to appointments of, and the Board shall make appointment of, all other members of Senior Management in a manner that permits the Corporation to maintain its status as a Foreign Private Issuer for a long as any Stock or American Depository Shares of the Corporation remain listed on any securities exchange in the United States.

(d) The Corporation CEO shall report to the Board, but shall be authorized to liaise, as determined by WM, directly with designated executives of WM. The other members of Senior Management shall report to the Corporation CEO.

4.4 Audit Committee and Article 50 Bis Committee.

(a) The Board will constitute an audit committee comprised of such Persons and with such responsibility as may be appropriate or necessary to satisfy any Requirements of Law (including Rule 10A-3 of the Exchange Act and, if applicable, the rules of the New York Stock Exchange) applicable to Corporation, WM Sub or WM, including Requirements of Law or rules pertaining to independence of the members of the Board.

(b) (i) The committee referred to in Article 50 bis of Ley sobre Sociedades Anónimas shall be composed of three (3) members. If there are no independent members of the Board available to serve on this committee, (A) one member shall be appointed jointly by the Principal Minority Stakeholders and (B) two (2) members shall be appointed by WM Sub, provided, however, if the Principal Minority Stakeholders fail to make such appointment within twenty (20) Business Days of receipt of notice of such failure, then WM Sub shall entitled to make such appointment. If there are independent members of the Board available to serve on this committee, then one member of this committee shall be an independent Director selected by WM Sub and all other members shall be appointed by WM Sub.

(ii) To the extent permitted above and by Law, one of the members designated by the Principal Minority Stakeholders shall act as Chairman of the committee referred to in Article 50 bis of Ley sobre Sociedades Anónimas. If no member of the committee is designated by the Principal Minority Stakeholders following reasonable notice, WM Sub shall appoint such Chairman who shall serve in such capacity until the Principal Minority Stakeholders designate a member of the committee.

(iii) The Chairman shall not have a deciding vote on matters coming before this committee.

(c) Subject to replacement in accordance with the provisions above, the Board shall have the authority to remove any member of any committee referenced in this Section 4.4 by a simple majority vote.

4.5 Meetings and Voting of the Board.

(a) The Board shall meet at least monthly or as frequently as shall be required by any applicable Requirements of Law. Each of WM Sub and the Principal Stockholders shall have the right to request, through the Chairman of the Board, special Board meetings at any time. Once so requested by either WM or the Principal Stockholders, the Chairman shall call promptly the respective meeting without any right to qualify the need for the meeting (but with respect to the Principal Stockholders only so long as the Applicable Aggregate Percentage of such Principal Stockholders is equal to twenty (20) percent or more of the Stock). Board meetings may be held inside or outside Santiago, Chile (as determined by the Board in accordance with Requirements of Law applicable to Persons organized under the Laws of Chile), provided, however, that subject to Section 4.5(e) below, at least one such meeting each year shall be held in Santiago, Chile and one such meeting each year shall be held in the continental United States.

(b) The Chairman shall preside at meetings of the Board, provided that in the absence of the Chairman, the Vice-Chairman shall preside at such meeting of the Board, provided further, that, in the absence of both the Chairman and Vice-Chairman, a Director designated by WM Sub shall preside at such meeting of the Board.

(c) In the event a Potential Second Deliberation Matter is to be voted upon by the Board at a regular or special meeting, then any Director may request that the vote on such matter be postponed until a regular or special meeting to occur at least ten (10) days after such meeting, provided, however, such ten (10) day delay may be shortened as provided in Section 4.5(f) below.

(d) No later than seven (7) Business Days prior to any meeting of the Board, any Director may submit an item for inclusion in the agenda for such meeting. The Chairman shall circulate to the Board an agenda inclusive of the items referenced in the preceding sentence and received from the Directors submitting such items and other matters proposed by the Chairman at least two (2) Business Days prior to the meeting and such agenda shall constitute the only matters that may be voted on at such meeting, provided, that if the Chairman omits an item otherwise requested pursuant to the preceding paragraph, then a majority of the Board may appropriately raise any such matter before the Board even if it is not on the Chairman’s agenda, provided, further, that, such prior notice requirement shall not apply to Board meetings called pursuant to Section 4.5(f) hereof. At least four (4) of the Directors nominated by WM Sub pursuant to Section 4.1 must be present at a meeting (including by telephone) to constitute a quorum for the transaction of business by the Board. If a quorum is not present for any properly called meeting of the Board, such meeting shall be adjourned for five (5) Business Days and notice of such adjournment and rescheduled meeting shall be sent to each Director in accordance with Section 10.2. At such rescheduled meeting the Directors may transact any business included in the agenda for the originally scheduled meeting in accordance with Section 4.6 (and Section 4.5(f) if applicable) and a quorum for the transaction of business by the Board at this rescheduled meeting shall be a majority of the Directors (whether in person or by telephone) regardless of the number of Directors nominated by WM Sub, provided, however, if at least four (4) of the Directors nominated by WM Sub are not in attendance, then such rescheduled meeting shall occur, but only if such rescheduled meeting was scheduled for a date that is not less than twenty (20) Business Days notice after the original meeting in which at least four (4) of the Directors nominated by WM Sub failed to attend.

(e) In addition to being physically present, Directors may participate in rendering decisions at a meeting of the Board by means of video conference, conference telephone or similar communications equipment by means of which all persons participating in such meeting of the Board can hear each other, and participation in such meeting of the Board pursuant to such means shall constitute presence in person at such meeting of the Board.

(f) Notwithstanding anything to the contrary herein, in the event that WM Sub or the Principal Stockholders send notice to the Directors that an urgent set of circumstances requires their immediate attention, including any matter relating to compliance with applicable Requirements of Law, filing deadlines or to avoid material harm or prejudice to the Corporation (an “Emergency Notice”), then either (A) the Chairman or (B) to the extent permitted by applicable Requirements of Law, a majority of the Board shall cause a meeting of the Board to occur as soon as possible but in no event later than forty-eight (48) hours after receipt of such Emergency Notice.

4.6 Corporate Decisions.

(a) (i) The following matters will constitute “Special  2/3 Matters”:

(A) Merger of the Corporation (excluding any Subsidiary);

(B) Early dissolution of the Corporation (excluding any Subsidiary);

(C) Sale of more than fifty (50) percent of the assets of the Corporation on a consolidated basis within a 12-month period;

(D) Guaranties outside of the ordinary course of business executed within any 12-month period and involving in excess of US$ [300,000,000] concerning obligations of third parties that are not Affiliates of the Corporation;

(E) Permanent reduction of the number of Directors contrary to the rights set forth in this Agreement; and

(F) Approval of capital contributions, within any 12-month period, in kind (not in cash).

(ii) The Principal Stockholders shall vote with WM Sub if they are specifically requested in writing by WM Sub (substantially in the form attached as Annex 4.6 hereto) to vote in accordance with the recommendation of WM Sub and at the direction of WM Sub with respect to any vote concerning any Special  2/3 Matters (“Requested  2/3 Consent Support”). The approval by stockholders of a Special  2/3 Matter in accordance with all applicable Requirements of Law that includes the affirmative vote by the Principal Stockholders on any Requested  2/3 Consent Support matter will trigger a  2/3 Put as to such matter, but (for the avoidance of doubt) only if WM Sub initiates a request pursuant to the form attached as Annex 4.6 hereto and all such approvals are obtained, including any and all such approvals required hereunder and in accordance with applicable Requirements of Law.

(b) As long as Principal Stockholders hold at least twenty (20) percent of the outstanding Stock, if the following matters are not approved by at least one Director appointed to the Board by the Principal Stockholders, no resolution shall be passed with respect to the respective matter and the Board shall postpone the decision until the next Board meeting:

(i) The creation of any Board committees, unless one representative of the Principal Stockholders is appointed to such Board committee;

(ii) The Corporation or any Subsidiary engaging in any business other than the Business; and

(iii) The expansion of the Business into any new jurisdiction outside the Territory.

(c) For the avoidance of doubt, except as provided herein, all resolutions of the Board, including the approval of the Budget, shall be passed by simple majority at any meeting in which the quorum includes at least four (4) Directors designated by WM pursuant to Section 4.1(c).

4.7 Stockholders’ Meetings.

(a) Any decision to be taken at a stockholders’ meeting of the Corporation shall require the affirmative vote of such Stock equal to the number required for such decision to be approved by the stockholders of the Corporation in accordance with any applicable Requirements of Law.

(b) The Chairman shall preside at meetings of the stockholders, provided that in the absence of the Chairman, the Vice-Chairman shall preside at such meetings of the stockholders, and provided further, that, in the absence of both the Chairman and the Vice-Chairman, a Director designated by WM Sub shall preside at such meeting.

(c) Subject to the following sentence, the presence (including pursuant to a proxy) of WM Sub at a meeting shall be required to constitute a quorum for the transaction of business by the stockholders. If a quorum is not present for any properly called meeting of stockholders of the Corporation, such meeting shall be adjourned and reconvened in accordance with any Requirements of Law applicable to the Corporation and notice of such adjournment and rescheduled meeting shall be sent to each Stockholder in accordance with Section 10.2; provided, however, such rescheduled meeting shall occur if any stockholders attend whether the attending stockholders include WM Sub or not, provided, further, that if WM Sub is not present at such rescheduled meeting then such rescheduled meeting shall occur, but only if such meeting was scheduled for a date no less than twenty (20) Business Days after the original meeting in which quorum requirement was not satisfied due to a failure by WM Sub to be present at such earlier meeting, provided, further, the only business transacted at such meeting shall be business that was set down in the agenda for the original meeting.

(d) To the extent that the Stockholders are physically present, they shall meet for purposes of taking such decisions at such times and locations as determined by the Board consistent with any applicable Requirements of Law.

4.8 Related Party Transactions.

(a) Subject to provisions in the agreements referenced in Section 4.8(b) below and the terms of the agreements and understandings referenced in Section 2.6 above, Articles 44 and 89 of Ley sobre Sociedades Anónimas, shall govern any proposed transaction between the Corporation and WM or an Affiliate of WM subject to such requirements.

(b) For the avoidance of doubt, the following transactions have been approved by the Stockholders, and shall be submitted to the Board for approval promptly after the Effective Date in accordance with all Requirements of Law and no Stockholder or any Affiliate of any such Stockholder shall assert anything to the contrary, or challenge the validity or enforceability of such Related Party Agreements, in any context:

The transactions set forth in the Related Party Agreements, including, without limitation: (A) WM License Agreement for license (or royalties) for the use of intangible property including trademarks, brands, know how, systems and other property; (B) WM Technical Services Agreement and WM ISD Services and Support Agreement for integration, data processing and support for services; (C) Buying Agency Agreement for buying services of the WM Sub’s Global Procurement affiliate for procurement services; (D) WM Directives; (E) Offering Rights Agreement and (F) any amendments to the foregoing adopted in accordance with the terms of any agreements, instruments, resolutions or other documents applicable thereto.

4.9 Boards of Directors of Certain Corporation Subsidiaries.

So long as the Principal Stockholders hold twenty (20) percent or more of the Stock, the Principal Stockholders shall have the right to appoint two fifths of directors on each of the boards of the Corporation’s Subsidiaries that are designated by the Board as principally responsible for consumer finance and real estate and any remaining directors on the boards of such subsidiaries shall be designated by WM Sub. The Stockholders acknowledge and agree that any such Subsidiary boards of directors shall meet in accordance with Requirements of Law and that there shall be five (5) members of the boards of directors of the consumer finance and real estate subsidiaries.

4.10 Covenants of the Stockholders.

(a) Each Stockholder agrees that such Stockholder (i) shall comply, and cause each Affiliate of such Stockholder to comply, with all Requirements of Laws applicable to such Person relating to the Corporation, its operations and/or its business, including but not limited to all anti-corruption laws (including the United States Foreign Corrupt Practices Act of 1977, as amended, and the International Trade Laws in effect as of the Effective Date and as amended from time to time), (ii) shall cause the Corporation and its Subsidiaries to comply with its covenants in Section 2 and Section 7.5, including but not limited to the adoption and implementation of the Ethics Policy, Trade Law Policy and the Anti-Corruption Policy and Procedures, any other applicable WM Directives and any amendments thereto, and (iii) when involved, directly or indirectly, in any activities with respect to the Corporation, its operations and/or its business, shall comply with all Requirements of Laws, including but not limited to all anti-corruption laws (including the United States Foreign Corrupt Practices Act of 1977, as amended, and the International Trade Laws in effect as of the Effective Date and as amended from time to time).

(b) Each Stockholder shall cooperate with the Corporation with respect to the Corporation’s maintenance of Internal Accounting Controls, Disclosure Controls and Procedures and Internal Controls Over Financial Reporting pursuant to Section 2 above, which cooperation includes, without limitation, causing each of their authorized representatives (acting on behalf of the Stockholder) and their Director nominees (as the case may be): (i) to the extent consistent with applicable Requirements of Law to vote in accordance with the votes of the Directors designated by WM Sub on such matters; (ii) to encourage cooperation among the employees of the Corporation with respect to compliance with such matters; and (iii) to otherwise not act as an impediment in any way in relation to maintaining such system of Internal Accounting Controls, Disclosure Controls and Procedures and/or Internal Controls Over Financial Reporting. Where a Stockholder requires the application of such Internal Accounting Controls, Disclosure Controls and Procedures and/or Internal Controls Over Financial Reporting beyond the applicable Requirements of Laws in Chile, the costs, fees, charges and expenses of any third party consultants and advisors to provide such additional requirements will be borne by such Stockholder.

(c) Each of the Stockholders will take all reasonable action within such Stockholders’ control or power to cause the Corporation to comply with terms, provisions and conditions in Section 2 above.

(d) Each of the Principal Stockholders promptly shall notify WM and the Corporation in writing in the event that any such Principal Stockholder or any of its Affiliates becomes subject to a Change of Control. WM Sub promptly shall notify the Principal Stockholders in writing in the event WM Sub or WM becomes subject to a Change of Control. The Principal Stockholders agree that in the event of such a Change of Control with respect to any Principal Stockholder or any of their respective Affiliates, whether or not notice is given, WM Sub may at any time thereafter terminate this Agreement pursuant to and in accordance with Section 9 below. WM Sub agrees that in the event of such a Change of Control with respect to WM Sub or WM, whether or not notice is given, the Principal Minority Stakeholders may at any time thereafter terminate this Agreement pursuant to and in accordance with Section 9 below.

(e) In the event of any conflict between the terms of this Agreement on one part and the Estatutos of the Corporation on the other hand, the Stockholders agree that as between the Stockholders, the terms of this Agreement shall take precedence.

(f) Each of the Stockholders will use their respective commercially reasonable efforts to cause their nominee Directors to comply with applicable meeting notice requirements and to be present at any Board meetings for purposes of satisfying quorum requirements.

SECTION 5. Transfers.

5.1 Restrictions on Transfers.

(a) No Principal Stockholder shall, without previously complying with its obligations under Section 5.2 (unless waived in writing by WM Sub), Transfer any Option Shares or permit any Affiliate to Transfer any Option Shares, except in the case of Transfers made in accordance with the Put Option Agreement, the Offering Rights Agreement or in connection with Permissible Open Market Sales and Permitted Affiliate Transfers (each “Permitted Transfers”). Any Transfer by a Principal Stockholder (other than a Permitted Transfer to the extent provided herein) that does not comply with the terms and conditions set forth in this Section 5, as applicable, shall be null and void. The Stockholders shall cause the Corporation to register in the Stock Register and on the Stock certificates, if such shares of Stock are certificated, that the Stock is subject to the restrictions contained in this Agreement.

(b) The following Transfers of Option Shares shall be “Permitted Affiliate Transfers”: (i) in the case of any Person included within Stockholder Group I, the Transfer of all or any part of its Option Shares to a Person directly or indirectly Controlled solely and exclusively by Control Person I, (ii) in the case of any Person included within Stockholder Group II, the Transfer of all or any part of its Option Shares to a Person directly or indirectly Controlled solely and exclusively by Control Person II or (iii) any Transfer between any Principal Stockholders; provided however, that in each such event the Principal Stockholders shall give WM Sub written notice of such Transfer, including a reasonably detailed description thereof; and provided further, that unless the transferee of such Permitted Affiliate Transfer is already a party to this Agreement, such transferee executes a counterpart of this Agreement and, where applicable, executes a counterpart of any other Transaction Document and thereby becomes a party hereto and thereto and the Option Shares so acquired shall be governed hereby upon and after such Transfer, provided, further, if such Affiliate is not 100% owned (except for nominal interests held by a third party solely to the extent required to satisfy the two shareholder or equity holder requirement under Chilean law), directly or indirectly by either of Control Person I or Control Person II, then such Transfer may only be consummated with the prior written consent of WM Sub, which consent shall not be unreasonably delayed or withheld.

(c) No Principal Stockholder shall pledge, transfer in trust, mortgage, alienate, hypothecate, encumber or otherwise grant any security interest over any Option Shares or any direct or indirect interest in any Principal Stockholder or any Affiliate of a Principal Stockholder.

(d) Until the termination of this Agreement, none of the Principal Stockholders, or any of their respective Affiliates shall acquire, and Principal Stockholders shall use commercially reasonable efforts to cause the Control Person I Family Members and the Control Person II Family Members, respectively, not to acquire, beneficial ownership of additional shares or other equity interests (including acquisition of preemptive rights) in the Corporation or any of the Subsidiaries of the

Corporation, without the prior written consent of WM Sub, provided, however, that following the date that the Success Condition is achieved and subject to any applicable restrictions and limitations regarding such purchases set forth in the Put Option Agreement, the Principal Stockholders shall each be permitted to acquire additional shares of Stock so long as that acquisition does not cause the Principal Stockholders to beneficially own in excess of forty (40) percent of all outstanding shares of Stock; provided, that this shall not restrict the Corporation or any of its Subsidiaries from acquiring additional shares of Capital Stock of the Corporation or its Subsidiaries.

(e) At the beginning of each fiscal quarter following the Effective Date in which there have been Transfers or purchases of Option Shares, the Principal Stockholders shall provide a description of such Transfers in a report in form and substance reasonably satisfactory to WM Sub.

5.2 Right of First Offer.

(a) If any Principal Stockholder (the “Offering Stockholder”) shall desire to Transfer all, or a portion, of its Stock (the “Offered Stock”) other than pursuant to a Permitted Transfer, then the Offering Stockholder shall first offer the respective shares of Stock to WM Sub (the “Offeree Stockholder”) by written notice (the “Offer”) indicating the number of shares and the price per share (the “Offered Price”) that is without condition and which shall be at terms on which the Offering Stockholder is willing to sell the Offered Stock.

(b) The Offeree Stockholder shall exercise its right to acquire all, but not less than all, of the Offered Stock at the Offered Price by delivering an irrevocable written notice to the Offering Stockholder (the “Acceptance”) within thirty (30) days from the date on which the Offeree Stockholder received the written notice required in Section 5.2(a) above (the “Exercise Term”). If the Offeree Stockholder delivers an Acceptance during the Exercise Term, then the Stockholders shall proceed to close the sale and purchase of the Offered Stock in accordance with Section 5.2(c). If the Offeree Stockholder does not exercise its right to acquire the Offered Stock or fails to deliver the Acceptance during the Exercise Term, the Offering Stockholder shall have the right to sell the Offered Stock to a Third Party at the Offered Price (or any higher price) during the 180-day period following the expiration of the Exercise Term. If the Offering Stockholder does not sell the Offered Stock during such 180-day period, then the Principal Stockholder must submit another Offer to WM Sub as provided in Section 5.2(a) prior to selling the Offered Stock to any other Person.

(c) If the Offeree Stockholder elects to purchase the Offered Stock, the closing of the purchase of the Offered Stock shall occur on the date which is 30 calendar days after expiration of the Exercise Term. At such closing, the Offering Stockholder shall deliver to the Offeree Stockholder such assignments, transfer forms and sold notes as reasonably requested by the Offeree Stockholder, and the Offeree Stockholder shall deliver to the Offering Stockholder the Offered Price per share by wire transfer of immediately available funds.

(d) For the avoidance of doubt, Sections 5.2(a), (b) and (c) shall not be applicable to any offers, sales or Transfers of Stock constituting a Permitted Transfer hereunder.

(e) In the event WM Sub determines to Transfer what would result in it holding less than fifty (50) percent of the Stock, subject to any applicable confidentiality obligations to third parties WM Sub shall provide the Principal Stockholders with notice of such determination no later than the fifteenth (15th) Business Day prior to entering into any agreement or understanding with a Third Party relating to such Transfer, provided, however, WM Sub shall have no obligation to negotiate with Principal Stockholders with respect to any aspect of such transaction, provided, further, any such disclosure shall be subject to the confidentiality obligations set forth herein and in any other documentation regarding confidential treatment of information reasonably requested by WM Sub.

SECTION 6. Defaulting Stockholders.

6.1 Events of Default.

(a) The occurrence of any one or more of the following events shall constitute an event of default (“Principal Stockholder Event of Default”) with respect to the relevant Principal Stockholder described below (such Principal Stockholder a “Defaulting Stockholder”):

(i) a Principal Stockholder shall have failed to perform or observe any term, covenant or agreement set forth in Section 2.3(a), 2.3(b), 4.1, 4.6(a)(ii), 5.1, 5.2, or 7.6 in this Agreement in any material respect and such failure is continuing for thirty (30) days after receipt by such Principal Stockholder of notice from WM Sub that such Principal Stockholder has failed to perform or observe any such term, covenant or agreement in this Agreement, subject to any temporary restraining order, preliminary injunction or other such interim or conservatory relief;

(ii) a Principal Stockholder shall have failed to perform or observe any material term, covenant or agreement in (i) the Put Option Agreement to the extent relating to the Liquidity Put, (ii) the Tender Agreement or (iii) the Offering Rights Agreement, and such failure is continuing for thirty (30) days after receipt of notice from WM Sub of such failure, subject to any temporary restraining order, preliminary injunction or other such interim or conservatory relief; or

(iii) a Change of Control of a Principal Stockholder (except to the extent such Change of Control results from the death of a Principal Minority Stakeholder); provided, that any Transfer of Stock that shall have complied with the requirements of Section 5.2 shall not constitute a Change of Control for purposes of this clause.

For the avoidance of doubt, a Principal Stockholder shall be deemed a Defaulting Stockholder: (x) immediately upon the occurrence of the event in clause (iii) or upon receipt of notice under clause (i) or (ii) to the extent the notice relates to an item incapable of cure, and (y) continuing beyond the applicable period in clause (i) or (ii) as the case may be.

(b) The occurrence of any one or more of the following events shall constitute an event of default (“WM Sub Event of Default”) with respect to WM Sub:

(i) WM Sub shall have failed to perform or observe any term, covenant or agreement set forth in Section 2.3(c), 2.4, 4.1 or 4.9 in this Agreement in any material respect and such failure is continuing for thirty (30) days after receipt by WM Sub from the Principal Stockholders that WM Sub has failed to perform or observe any such term, covenant or agreement in this Agreement, subject to any temporary restraining order, preliminary injunction or other such interim or conservatory relief;

(ii) An Optionee Event of Default shall have occurred under the Put Option Agreement or WM Sub shall have failed to perform or observe any material term, covenant or agreement in the Offering Rights Agreement, and such failure is continuing for thirty (30) days after receipt of notice from the Principal Stockholders of such failure, subject to any temporary restraining order, preliminary injunction or other such interim or conservatory relief; or

(iii) a Change of Control of WM or WM Sub.

For the avoidance of doubt, a WM Sub Event of Default shall be deemed to have occurred: (x) immediately upon the occurrence of the event in clause (iii) or upon receipt of notice under clause (i) or (ii) to the extent the notice relates to an item incapable of cure, and (y) continuing beyond the applicable period in clause (i) or (ii) as the case may be.

6.2 Remedies.

(a) In addition to any other remedies available under applicable Requirements of Law, if a Principal Stockholder Event of Default shall have occurred and be continuing, then WM Sub may deliver a notice to the Defaulting Stockholder electing (i) to cause the Defaulting Stockholder and/or any Director nominated by such Defaulting Stockholder pursuant to Section 4.1, in each case, to lose contractual governance rights set forth in Section 4 hereof with respect to the Corporation and its Subsidiaries (to the extent such governance rights are not otherwise conferred upon such Stockholder pursuant to applicable Requirements of Law) until such Principal Stockholder Event of Default shall have been cured or if incapable of cure, such time as the dispute relating to such breach or default is Finally Determined, (ii) to prohibit such Defaulting Stockholder from exercising the Liquidity Put or if already exercised to suspend the obligations of WM Sub to continue to perform under the Put Option Agreement, in each case (x) solely with respect to the specified dollar amount of damages claimed to have resulted from such Principal Stockholder Event of Default and (y) until such time as either (A) if capable of cure such breach or default is cured or (B) if incapable of cure, such time as the dispute relating to such breach or default is Finally Determined, or (iii) to prohibit such Defaulting Stockholder from exercising the registration rights set forth in the Offering Rights Agreement or selling shares pursuant to any such exercise of rights to the extent applicable to shares of Stock held by such Defaulting Stockholder, in each case until such time as either (A) if capable of cure such breach or default is cured or (B) if incapable of cure, such time as the dispute relating to such breach or default is Finally Determined.

(b) In addition to any other remedies available under applicable Requirements of Law, if a WM Sub Event of Default shall have occurred and be continuing, then the Principal Stockholders may deliver a notice to WM Sub electing (i) to permit the Principal Stockholders (who are not Defaulting Stockholders) not to comply with their obligations under Sections 4.1 and 4.2 until such Event of Default shall have been cured or if incapable of cure, such time as the dispute relating to such breach or default is Finally Determined and (ii) to cause WM Sub to lose its rights under, and permit the Principal Stockholders not to comply with, Section 4.6(a)(ii) and Section 5 of this Agreement until such time as either (A) if capable of cure such breach or default is cured or (B) if incapable of cure, such time as the dispute relating to such breach or default is Finally Determined.

SECTION 7. Covenants.

7.1 Dividend Policy. To the extent Requirements of Law obligate the Corporation to pay annual dividends to Stockholders, the Board shall declare such dividends out of Net Profits payable in pesos in an amount equal to higher of (a) the minimum amount required under applicable Requirements of Law or (b) five (5) Chilean pesos per share, subject to (x) annual indexing to UFs, and (z) proportionate adjustment for any stock splits (or reverse stock splits), stock dividends or similar Stock events.

7.2 Financing Policy; Specified Refinancing. To the extent the Corporation pursues debt financing, the Board, as a non binding policy, shall pursue alternatives that permit such financing to occur with such debt receiving an international investment grade rating by at least two of Moody’s, S&P and/or Fitch; provided that in no case will any Stockholder be required to provide any form of credit enhancement or support in order to achieve such targeted ratings. Notwithstanding anything herein to the contrary, if any refinancing of indebtedness listed in Annex I of the Tender Agreement is required in connection with or following the closing of the transactions contemplated by the Tender Agreement, WM Sub shall have the right, but not any obligation, to provide all or a portion of such refinancing on commercially reasonable terms subject to the consent of the Principal Stockholders (which consent shall not be unreasonably withheld) (a “Specified Refinancing”).

7.3 Capital Issuances. (a) Until the third anniversary of the Effective Date (such period, the “Three-Year Period”) each Stockholder shall take, and shall cause its respective nominees to the Board to take, all actions necessary to ensure that the Corporation has the authority to effectuate, and the Stockholders shall take no action to impair, hinder or delay, a preemptive rights offering for the purpose of raising capital in the aggregate amount, in one or more tranches, of up to US$500,000,000, plus any Refinancing Conversion Amount (each such tranche, a “Capital Raise”). Each Capital

Raise shall commence at any time following consummation of any mandatory tender offer required under applicable Requirements of Law as a result of the change of ownership of the Corporation which shall occur on the Effective Date. For the avoidance of doubt, subject to the provisions of Section 7.3(d), each Capital Raise shall consist of a preemptive rights offering, in which each stockholder of the Corporation shall have a right, but not an obligation, to participate on a pro rata basis. The terms of any Refinancing Conversion Amount and associated capital increase shall be approved by a majority of the Board.

(b) The new shares issued in any Capital Raise shall be placed at a subscription price (the “Subscription Price”) to be mutually agreed upon between WM and the Principal Stockholders. For this purposes, during the ten (10) Business Day period ending on the day three (3) Business Days prior to the planned launch of any Capital Raise, WM Sub and the Principal Stockholders shall use their commercially reasonable efforts to reach an agreement on the Subscription Price. If during such period WM Sub and the Principal Stockholders are unable to reach such an agreement, the Subscription Price shall be as determined by the Board by a majority vote, provided that the majority must include at least one Director nominated by WM Sub and one Director nominated by the Principal Stockholders.

(c) At any time after the Three-Year Period, the Corporation may raise capital through equity rights offerings in such amounts and at such prices as are approved by the Board from time to time.

(d) To the extent consistent with applicable Requirements of Law, the Stockholders acknowledge and agree that with respect to the preemptive rights offerings relating to each Capital Raise during the Three-Year Period: (i) if the Success Condition is not satisfied in connection with consummation of the transactions contemplated by the Tender Agreement, then each Principal Stockholder shall make such elections and/or waivers (including with regard to assignment of preemptive rights and/or refraining from purchasing preemptive rights in connection with any capital increase) as may be requested by WM to the extent necessary to ensure that WM Sub obtains at least fifty and one-hundredth (50.01) percent of the Stock as of the date that any such Capital Raise is completed and (ii) if the Success Condition is satisfied in connection with the consummation of the transactions contemplated by the Tender Agreement, then, actions, elections or waivers shall be taken at the request of the Principal Stockholders solely to the extent necessary to enable the Principal Stockholders to acquire Stock that had not been subscribed for in a Capital Raise which constitutes Qualified 40% Purchase Shares, provided that in no case shall any such actions or waivers require or otherwise result in (other than pursuant to WM Sub’s election) WM Sub’s ownership falling below the percent of the outstanding Stock held by WM Sub immediately prior to the applicable preemptive rights offering relating to the applicable Capital Raise.

(e) Subject to the provisions of Section 7.3(d) above, WM Sub and each Principal Stockholder shall have the right to subscribe to their pro rata share of any unsubscribed portion of any preemptive rights offering relating to a Capital Raise.

7.4 Tax Information and Cooperation. The Stockholders shall cause the Corporation and each of its Affiliates to provide to each Stockholder such cooperation and information as the Stockholder reasonably requests for the purposes of any Stockholder or any Owner filing a tax return or conducting or participating in any tax audit or proceeding; provided that, if such cooperation by the Corporation or its Affiliates includes actions other than making available documents or records prepared by or for the Corporation or its Affiliates in the normal course of business, then the Corporation shall be entitled to reimbursement by the requesting Stockholder for the reasonable out-of-pocket expenses of the Corporation and its Affiliates.

7.5 Further Covenants.

(a) The Stockholders shall cause the Corporation to maintain a system of internal accounting controls adequate to insure that the Corporation maintains no off-the-books accounts and that the Corporation and each of the Subsidiaries’ assets are used only in accordance with the Corporation’s management directives.

(b) The Stockholders shall cause the Corporation to, and shall cause each Subsidiary to, comply with all applicable Requirements of Law, including, but not limited to, International Trade Laws, and shall, among other things, in addition to the foregoing, avoid commercial supply arrangements or financial dealings with any Persons in Myanmar (Burma), Cuba, Iran, North Korea, Sudan or Syria for so long as such countries are on the U.S. Office of Foreign Assets Control list of countries subject to embargo by the U.S. government. In connection with its foregoing obligations regarding immediate and continuing compliance with all anti-corruption laws and the International Trade Laws, the Stockholders shall cause the Corporation to adopt (i) an Ethics Policy (substantially in the form of Exhibit G) as of the Effective Date, the Anti-Corruption Policy and Procedures (substantially in the form of Exhibit E) as of the Effective Date and the Trade Law Policy as of the Effective Date, (substantially in the form of Exhibit H), and shall cause the Corporation to, together with the other Stockholders, implement and comply in all material respects with such policies and procedures and any amendments thereto in its day-to-day operations, including but not limited to the use and implementation of education and training requirements for the Corporation’s representatives.

(c) The Stockholders shall cause the Corporation to, and shall cause each Subsidiary to, and each of the Principal Stockholders shall, comply with all applicable Requirements of Law and this Agreement (including Section 4.1(c)) relating to maintaining the status of the Corporation as a Foreign Private Issuer. The Stockholders shall cause the Corporation and its Affiliates to provide WM information reasonably requested by WM to determine whether the Corporation is a “foreign private issuer” as defined in Rule 3b-4 of the Exchange Act (“Foreign Private Issuer”).

(d) At the request of WM Sub, the Stockholders shall cause the Corporation to take all actions necessary, appropriate or advisable to cause a delisting of any securities of the Corporation or any of its Subsidiaries from the New York Stock Exchange, including ADSs or ADRs, to the extent available under applicable law and practicable.

(e) The Principal Stockholders shall disclose to WM Sub annually a list of each enterprise constituting an Excluded Activity (including a description of the complete business operations and prospective business operations of such entity) and attach an additional list disclosing the Applicable Aggregate Revenues of each such entity constituting an Excluded Activity that is listed in clause (1) of the definition of Excluded Activity herein. Such disclosure shall be made in a report delivered to WM Sub no later than 90 days following the end of each calendar year. The report shall be in form and substance reasonably satisfactory to WM Sub, with such back up documentation as may be reasonably requested by WM Sub. The report shall be certified as complete and accurate: (a) by Control Person I with respect to the Excluded Activities owned or controlled directly or indirectly by Control Person I or the Control Person I Family Members and (b) by Control Person II with respect to Excluded Activities owned or controlled directly or indirectly by Control Person II or the Control Person II Family Members.

7.6 Control of Principal Stockholders.

(a) Control Person I hereby represents and warrants to WM Sub that Control Person I beneficially owns or exclusively Controls Persons who have Control over each Person in Stockholder Group I, and, during the term of this Agreement, Control Person I will continue to beneficially own or exclusively Control such Persons subject to (i) Permitted Transfers and (ii) transfers following satisfaction of the requirements of Section 5.2.

(b) Control Person II hereby represents and warrants to WM Sub that Control Person II beneficially owns or exclusively Controls Persons who have Control over each Person in Stockholder Group II, and, during the term of this Agreement, Control Person II will continue to beneficially own or exclusively Control such Persons subject to (i) Permitted Transfers and (ii) transfers following satisfaction of the requirements of Section 5.2.

(c) Stockholder Group I and Stockholder Group II hereby represent and warrant to WM Sub that no Persons that are not included in Control Person I Family Members or Control Person II Family Members beneficially own or hold of record any shares of Stock that in the aggregate exceed two and one half (2.5) percent.

(d) Each Person in Stockholder Group I hereby appoints Control Person I as attorney-in-fact pursuant to the power of attorney attached hereto as Exhibit O.

(e) Each Person in Stockholder Group II hereby appoints Control Person II as attorney-in-fact pursuant to the power of attorney attached hereto as Exhibit P.

(f) Schedule 2.3(a) sets forth all activities of Control Person I, Control Person II, Control Person I Family Members and Control Person II Family Members that are within the definition of Excluded Activities as contemplated by items (1) – (6) of such definition either because (i) such activities are presently being engaged in by such Persons or (ii) such activities are anticipated to be engaged in by such Persons during the three-year period following the Effective Date.

SECTION 8. Indemnification; Remedies Cumulative.

(a) Each Stockholder shall indemnify, defend and hold each other Stockholder and such Stockholder’s officers, directors, employees and agents (each, an “Indemnitee” and collectively, the “Indemnitees”) harmless from and against any and all charges, losses, liabilities, claims and expenses (collectively, “Losses”) suffered or paid by an Indemnitee and resulting from or arising out of the failure of such Stockholder or its designated representatives to perform any of the covenants or agreements to be performed by it pursuant to this Agreement.

(b) The amount of any Loss indemnifiable by any Stockholder pursuant to this Section 8 shall be reduced to reflect the amount of any insurance proceeds received, by such Indemnitee by reason of such Losses, less the amount previously paid for such insurance for the year in which such Losses are incurred.

(c) It is expressly understood and agreed that, notwithstanding the provisions of Section 8(a), each party is entitled to seek (i) specific performance of the non-monetary obligations of any Stockholder or (ii) any remedy available to it in order to enforce any award pursuant to Section 10.4. In the event that one or more parties obtain a final order of specific performance against a Stockholder pursuant to the provisions of Section 10.4 and such Stockholder fails to comply with the terms of such order, such Stockholder hereby nominates, constitutes and irrevocably appoints such party or parties, as the case may be, as its lawful attorney to carry out such order.

(d) Without limiting the rights of each party hereto to pursue other legal and equitable rights available to such party in any New York state of federal court located in the State of New York, County of New York, or having jurisdiction thereof or in the city and comuna of Santiago, Chile (as provided in Section 10.4) for any other party’s failure to perform its obligations under this Agreement, and notwithstanding (i) the provisions of Section 9(a) and (ii) that the Agreement and the rights of the parties shall be governed by the laws of the State of New York in accordance with Section 10.3 and (iii) the provisions of Section 10.4(a) providing for arbitration, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their obligations hereunder would be inadequate and that each of them shall be entitled to seek and obtain specific performance, injunctive relief or other equitable remedies in either Chile or New York in the event of any such failure. To the extent any party may be entitled to the benefit of any provision of law requiring any party in any suit, action or proceeding arising out of or in connection with this Agreement or any of the transactions contemplated hereby to post security for litigation costs or otherwise post a performance bond or guaranty or to take any similar action, each party hereby irrevocably waives such benefit in each case to the fullest extent now or hereafter permitted under the laws of any such other jurisdiction.

(e) The provisions of this Section 8 shall survive termination of this Agreement pursuant to the terms and conditions described in this Section 8.

SECTION 9. Termination.

(a) The Agreement shall terminate: (i) upon mutual agreement of the Stockholders; (ii) upon delivery of notice by any Stockholder pursuant to provisions of Section 1.4 hereof; (iii) at the election of WM Sub (A) at any time on or after the date upon which the Applicable Aggregate Percentage of the Principal Stockholders shall be less than ten (10) percent of the outstanding Stock, (B) as to Stockholder Group I, at any time Control Person I or any member of Stockholder Group I becomes a Defaulting Stockholder, or as to Stockholder Group II, at any time Control Person II or any member of Stockholder Group II becomes a Defaulting Stockholder, (C) at any time after the date as of which both of the Principal Minority Stakeholders have died, (D) at any time after the Bankruptcy of both Principal Minority Stakeholders; provided, in each of (A)-(D) above, WM Sub is not then in material default of this Agreement or the Offering Rights Agreement or there is an Optionee Event of Default under the Put Option Agreement, or (iv) at the joint election of the Principal Minority Stakeholders (A) at any time there exists a WM Sub Event of Default provided no Principal Stockholder is then in material default under this Agreement or the Offering Rights Agreement or there is an Optionor Event of Default under the Put Option Agreement or (B) upon the Bankruptcy of WM or WM Sub.

(b) Any provisions of this Agreement which by their terms survive termination of this Agreement shall continue in full force and effect together with any other provisions of this Agreement necessary to effectuate any such surviving terms.

(c) A Stockholder may only exercise the right of termination set forth in Section 9(a)(iii)(C) or 9(a)(iv)(A) or (B) to the extent such Stockholder is not then in breach of its obligations hereunder or under any other Transaction Document to which such Stockholder is a party.

SECTION 10. Miscellaneous.

10.1 Amendment. This Agreement may be amended only by a writing signed by each of the parties hereto.

10.2 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or when sent by telex or facsimile transmission (with receipt confirmed), or when sent via express delivery service and addressed as follows (or at such other addresses as the parties may designate by written notice in the manner aforesaid):

If to the Corporation:

Distribución y Servicio D&S S.A.

Avda. Del Valle 725, piso 5

Ciudad Empresarial, Huechuraba

Santiago, Chile

Attention: Enrique Ostale C.

Facsimile: (56-2) 484-7771

with a copy to Control Person I, Control Person II, and WM Sub and with a copy also to:

Honorato Russi & Cia.

Roger de Flor 2736, piso 6, Las Condes, Santiago, Chile

Attention: Alberto Eguiguren

Facsimile:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: S. Todd Crider, Esq.

Facsimile: (212) 455-2502

If to any Principal Stockholder:

Avda. Del Parque 4161, of. 103

Ciudad Empresarial, Huechuraba

Santiago, Chile

Attention: Nicolás Ibáñez Scott

Facsimile: (56-2) 393-5301

With a copy to:

Avda. El Rodeo 12.850,

Oficina La Presidencia, Lo Barnechea,

Santiago, Chile

Attention: Felipe Ibáñez Scott

Facsimile: (56-2) 216-8687:

With a copy to:

Honorato Russi & Cia.

Roger de Flor 2736, piso 6, Las Condes, Santiago, Chile

Attention: Alberto Eguiguren

Facsimile:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: S. Todd Crider, Esq.

Facsimile: (212) 455-2502

If to WM Sub:

Inversiones Australes Tres Limitada

c/o Wal-Mart Stores, Inc.

702 SW 8th Street

Bentonville, Arkansas 72716-8611

Attention: J.P. Suarez, Senior Vice President and General Counsel

Facsimile: (479) 277-5991

With a copy to:

Wal-Mart Stores, Inc.

702 SW 8th Street

Bentonville, Arkansas 72716-8611

Attention: J.P. Suarez, Senior Vice President and General Counsel

Facsimile: (479) 277-5991

Hogan & Hartson, LLP

1835 Market Street

Philadelphia, Pennsylvania 19103

Attention: Brian J. Lynch, Esq.

Facsimile: (267) 675-4601

If to WM:

Wal-Mart Stores, Inc.

702 SW 8th Street

Bentonville, Arkansas 72716-8611

Attention: J.P. Suarez, Senior Vice President and General Counsel

Facsimile: (479) 277-5991

With a copy to:

Hogan & Hartson, LLP

1835 Market Street

Philadelphia, Pennsylvania 19103

Attention: Brian J. Lynch, Esq.

Facsimile: (267) 675-4601

10.3 Governing Law. This Agreement shall be construed in accordance with, and be governed by, the Laws of the State of New York. The parties hereto acknowledge and agree that the Corporation is organized under the Laws of Chile and that the Corporation is therefore subject to certain Requirements of Law applicable to companies organized under the Laws of Chile.

10.4 Arbitration.

(a) Subject to Section 8(c), any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a breach thereof (the “Dispute”), shall be exclusively referred to, and finally settled exclusively by, arbitration under and in accordance with the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “ICC”). The arbitration panel shall have the exclusive right to determine the arbitrability of any Dispute. In the event of any conflict between the Rules of the ICC and any provisions of this Agreement, this Agreement shall govern.

(b) The place of arbitration shall be New York, New York, and the award shall be deemed to have been made there.

(c) The arbitral tribunal shall consist of three arbitrators, one Qualified Arbitrator appointed by the party or parties (acting together) initiating the arbitration (the “Claimant”) and one Qualified Arbitrator appointed by the responding party or parties (acting together) to the dispute (the “Respondent”), and a third Qualified Arbitrator who must be an attorney licensed to practice law with at least ten (10) years experience in handling complex merger and acquisition and/or corporate transactions or commercial disputes, and who shall act as chairman of the tribunal jointly appointed by the other two Qualified Arbitrators that have been appointed as provided in this Section 10.4(c). If the Respondent has failed to appoint a Qualified Arbitrator within thirty (30) days of receiving written notice of the appointment of the Claimant’s Qualified Arbitrator, or vice-versa, and/or if within thirty days following the appointment of the later-appointed of such two party-appointed Qualified Arbitrators the two party-appointed Qualified Arbitrators have not agreed upon the appointment of a chairman, either the Claimant or the Respondent may apply to the ICC, which will serve as the appointing authority, and shall appoint a Qualified Arbitrator on behalf of the non-appointing party or shall appoint the chairman, as applicable. With respect to said panel of three Qualified Arbitrators, in the event that there are three or more parties to a dispute: (i) if the interest of the parties acting as Claimant are sufficiently aligned such that they can agree upon the joint appointment of a Qualified Arbitrator, or if the Claimant is only one party, then the Claimant shall be entitled to appoint one Qualified Arbitrator; (ii) if the interest of the parties acting as Respondent are sufficiently aligned such that they can agree upon the joint appointment of a Qualified Arbitrator or if the Respondent is only one party, then the Respondent shall be entitled to appoint one Qualified Arbitrator; (iii) if (A) the interests of the parties acting as Claimant are not sufficiently aligned such that they can agree upon the joint appointment of a Qualified Arbitrator or (B) if the interests of the parties acting as Respondent are not sufficiently aligned such that they can agree upon the joint appointment of a Qualified Arbitrator, then Qualified Arbitrators shall be appointed by the ICC. The arbitration proceedings shall be administered by the ICC and the costs of the arbitration shall be determined pursuant to the schedule of fees for arbitrators in international cases which the ICC administers.

(d) Notwithstanding this Section 10.4, nothing contained herein shall be construed as a waiver of a right to bring or commence any action authorized by Article 23 of the ICC Rules of Arbitration (Conservatory and Interim Measures) in any state or federal court located in the State of New York, County of New York, or in the city or comuna of Santiago, Chile. Each of the parties hereto irrevocably consents to the non-exclusive jurisdiction of said courts for that purpose. Furthermore, to avoid duplicative and competing actions and the possibility of inconsistent results, each party agrees to submit all such disputes authorized by Article 23 of the ICC Rules of Arbitration to the court hearing the first such action filed seeking such relief. Moreover, each party submits to the jurisdiction of such court for purposes of such an Article 23 action and agrees that service of process pursuant to the Notice provision set forth in Section 10.2 shall be deemed sufficient service to commence such an action.

(e) The language of the arbitration shall be English, provided that any party may submit testimony or documentary evidence in a language other than English, and shall, upon request of any other party to the arbitration, furnish a translation or interpretation into English of any such testimony or documentary evidence.

(f) Any decision or award of the arbitration panel shall be reasoned and in writing, and shall be final and binding upon the parties to the arbitration proceeding. The parties hereby agree not to invoke or exercise any and all rights to appeal, review, vacate or impugn such decision or award by the arbitration panel. The parties also agree that the arbitral decision or award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found, and that a judgment upon the arbitral decision or award may be entered in any court having jurisdiction. Without prejudice to any other powers which it may possess, the arbitral tribunal shall have the power to make provisional awards and take any interim measures it deems necessary in respect of the subject-matter of the dispute.

(g) The parties hereby agree that if any party to the arbitration proceeding fails or refuses to voluntarily comply with any arbitral decision or award within thirty (30) days after the date on which it receives notice of the decision or award, the other party(ies), the arbitration panel or their attorneys-in-fact may immediately proceed to seek confirmation of the award and/or request judicial approval necessary for the execution of such decision or award, before a competent judge of the domicile of such refusing party or before any other court of competent jurisdiction. Further, if any prevailing party(ies) is required to retain counsel to enforce the arbitral decision or award, the party against whom the decision or award is made shall reimburse the prevailing party for all reasonable fees and expenses incurred and paid to said counsel for such service.

(h) The parties agree that notifications of any proceedings, reports, communications, orders, arbitral decisions, arbitral awards, arbitral award enforcement petitions, and any other document shall be sent as set forth in Section 10.2 of this Agreement.

(i) To facilitate the comprehensive resolution of related disputes, and upon request by any party to the arbitration proceeding, the arbitral tribunal may, at any time before the first oral hearing of evidence, consolidate the arbitration proceeding with any other arbitration proceeding between or among the parties arising from or out of any other contract or relationship between or among them.

(j) Unless the parties have otherwise agreed, as soon as the file has been transmitted to the arbitral tribunal, the arbitral tribunal may, at the request of a party, order any interim or conservatory measure it deems appropriate. The arbitral tribunal may make the granting of any such measure subject to appropriate security being furnished by the requesting party. Any such measure shall take the form of an order, giving reasons, or of an award, as the arbitral tribunal considers appropriate.

(k) Before the file is transmitted to the arbitral tribunal, and in appropriate circumstances even thereafter, the parties may apply to any competent judicial authority for interim or conservatory measures. The application of a party to a judicial authority for such measures or for the implementation of any such measures ordered by an arbitral tribunal shall not be deemed to be an infringement or a waiver of the arbitration agreement and shall not affect the relevant powers reserved to the arbitral tribunal. Any such application and any measures taken by the judicial authority must be notified without delay.

10.5 Confidentiality; Publicity. None of the parties hereto shall use any Confidential Information for any purpose or disclose any Confidential Information to any Person without the consent of the party providing such Confidential Information, other than (a) to the officers, directors, employees, agents and advisors of the party receiving such information, to the extent necessary and then only so long as each such Person agrees to keep confidential any such Confidential Information in accordance with this Section 10.5, (b) as requested or required (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand or similar process) to the extent necessary and with such party providing prompt written notice of such request(s) to the other parties in order to seek an appropriate protective order; provided that if, failing the entry of a protective order, any such party deems it advisable to disclose any Confidential Information, such party may disclose such Confidential Information, to the extent necessary, without liability hereunder; provided further, that such party agrees to exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such information or (c) with the prior written permission of the party supplying such Confidential Information. Except as required by Law or as otherwise provided for in this Agreement, no announcement or other publicity relating to this Agreement or the Corporation shall be made or issued, directly or indirectly, by or on behalf of any party hereto without the prior approval of the other parties hereto. With respect to each Stockholder, the obligations of this Section 10.5 shall survive any termination of this Agreement applicable to such Stockholder whether such termination represents a termination of the entire Agreement or only a partial termination of this Agreement in respect to such Stockholder.

10.6 Currency. For purposes of construction of the terms hereof, any reference to U.S. Dollars or US$ shall be deemed to include the equivalent thereof in any other relevant currency, calculated based upon the exchange rate for the sale of U.S. Dollars reported by the Federal Reserve Bank of the United States of America as of the date of determination, provided if the applicable exchange rate is not reported by the Federal Reserve Bank of the United States of America, such calculation shall be based upon the exchange rate for the purchase of U.S. Dollars reported by the central bank in the relevant Territory. Notwithstanding anything to the contrary and for the avoidance of doubt, each Principal Stockholder acknowledges and agrees that valuations under the Option Agreements and dividends payable under Section 7.1 shall in each case be paid in, and calculated in terms of, pesos.

10.7 English Language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement shall be in the English language or accompanied by a Certified English Translation thereof. In the event of translation of this Agreement into any other language, the parties hereto agree that the English-language version shall prevail for purposes of resolving any disputes in connection herewith.

10.8 Binding Effect. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same Agreement.

10.10 Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

10.11 Partial Invalidity. If any provision of this Agreement, or the application of a provision to any Person or circumstance, shall be held invalid, the validity or legality of the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid, shall not be affected or become unenforceable by virtue of violation of norms of public order, the remaining provisions shall not be affected and shall remain in full force and effect, and in such a case the parties shall be obliged to replace the unenforceable provision by other or others which provide the economic purpose envisaged by that provision.

10.12 Waiver. None of the terms of this Agreement shall be deemed to have been waived by any party, unless such waiver is in writing and signed by that party. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any further breach of the provision so waived. No extension of time for the performance of any obligation or act hereunder shall be deemed to be an extension of time for the performance of any other obligation or act.

10.13 Further Assurances. The parties shall execute, acknowledge, deliver and file, without further consideration, all such additional documents and take such other action as may be necessary or reasonably requested by any other party to consummate the transactions, fulfill the obligations contemplated by this Agreement and/or to effectuate any of the actions that the Board or Stockholders, as the case may be, authorizes the Corporation to take in accordance with this Agreement, including Section 4.6.

10.14 No Third Party Beneficiaries. Except as provided in Section 8, this Agreement is made and entered into for the sole protection and legal benefit of the parties hereto and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement. No party shall have any obligation to any Person not a party to this Agreement.

10.15 Survival. The provisions of this Section 10 shall survive termination of this Agreement to the extent such provisions are applicable to the provisions of this Agreement that by their express terms survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders’ Agreement as of the date first above written.

STOCKHOLDER GROUP I

Schouten N.V. Agencia en Chile

By:	/s/ Nicolás Ibáñez Scott
Name:	Nicolás Ibáñez Scott
Title:	Attorney-in-Fact

Retail International S.A.

By:	/s/ Nicolás Ibáñez Scott
Name:	Nicolás Ibáñez Scott
Title:	Attorney-in-Fact

Retail International Tres S.A.

By:	/s/ Nicolás Ibáñez Scott
Name:	Nicolás Ibáñez Scott
Title:	Attorney-in-Fact

Retail International Cuatro S.A.

By:	/s/ Nicolás Ibáñez Scott
Name:	Nicolás Ibáñez Scott
Title:	Attorney-in-Fact

Servicios Profesionales y de Comercialización Dos Limitada

By:	/s/ Nicolás Ibáñez Scott
Name:	Nicolás Ibáñez Scott
Title:	Attorney-in-Fact

Signature Page to Stockholders’ Agreement

STOCKHOLDER GROUP II

Rentas FIS y CIA, Sociedad Colectiva Civi

By:	/s/ Felipe Ibáñez Scott
Name:	Felipe Ibáñez Scott
Title:	Attorney-in-Fact

Rentas HAY y CIA, Sociedad Colectiva Civil

By:	/s/ Felipe Ibáñez Scott
Name:	Felipe Ibáñez Scott
Title:	Attorney-in-Fact

Servicios Profesionales y de Comercialización Cuatro Limitada

By:	/s/ Felipe Ibáñez Scott
Name:	Felipe Ibáñez Scott
Title:	Attorney-in-Fact

Signature Page to Stockholders’ Agreement

THE PRINCIPAL MINORITY STAKEHOLDERS

By:	/s/ Nicolás Ibáñez Scott
Nicolás Ibáñez Scott

By:	/s/ Felipe Ibáñez Scott
Felipe Ibáñez Scott

Signature Page to Stockholders’ Agreement

INVERSIONES AUSTRALES TRES LIMITADA

By:	/s/ Mitchell W. Slape
Name:	Mitchell W. Slape
Title:	Attorney-in-Fact

Signature Page to Stockholders’ Agreement